United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 1, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On September 1, 2009, Applied Signal Technology, Inc. (“Applied Signal” or the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Pyxis Engineering LLC, a Maryland limited liability company (“Pyxis”), and Eric Bennett as the initial seller (“Bennett”), and each additional member of Pyxis (the “Additional Sellers” and, together with Bennett, the “Sellers”), to acquire all of the outstanding membership interests in Pyxis (the “Acquisition”). The Purchase Agreement and the transactions contemplated therein have been approved by the board of directors of the Company, and by Pyxis and all of its members. Upon the closing of the Acquisition (the “Closing”), Pyxis will become a wholly-owned subsidiary of the Company.

Subject to the terms and conditions of the Purchase Agreement, the consideration payable to the Sellers at the Closing will consist of a cash payment of $16,250,000 at Closing, subject to adjustment up (to a maximum of $1 million) or down based upon achievement of a minimum working capital of $2 million. In addition, Sellers shall be entitled to additional amounts (the “Earn-Out”) based upon the performance of the business acquired from Pyxis during the twelve months following the Closing (the “Earn-Out Period”), of up to $3,750,000, payable in stock to Bennett and cash to the other Additional Sellers. The Earn-Out shall be payable to the Sellers if target revenues from contracts entered into by Pyxis before or after the Closing, together with target revenues generated from new contracts entered into by the Company from contracts for business that is substantially similar to the Pyxis business, over the Earn-Out Period, are in excess of $13,250,000 (the “Threshold Target Revenues”). If the Threshold Target Revenues are achieved, the Earn-Out payable to the Sellers shall equal every dollar of target revenues that exceed the Threshold Target Revenues, up to a maximum Earn-Out of $3,750,000, payable if target revenues are $17 million or more.

The Company expects to retain substantially all of the employees of Pyxis, representing approximately 75 additional employees. Pyxis has been engaged in software engineering, system and database administration, systems engineering, information assurance, and project management services for the Department of Defense and Intelligence Community, including cleared system software development, systems architecture, application performance management, web portal development, data management, and data mining.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by reference to the Purchase Agreement, which is attached to this report as Exhibit 2.2. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 1, 2009, the Acquisition was consummated. The information set forth in Item 1.01 above is incorporated herein by reference. The purchase price payable at Closing for the Acquisition was funded by the Company from its cash and short term investments on hand. The terms of the Acquisition are more fully described in the Purchase Agreement, which is attached to this report as Exhibit 2.2.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
2.2	Membership Interest Purchase Agreement dated September 1, 2009 by and among Applied Signal Technology, Inc., Pyxis Engineering LLC and Eric Bennett as the Initial Seller
99.1	Press Release dated September 1, 2009 announcing acquisition of Pyxis Engineering LLC

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2009	Applied Signal Technology, Inc.
By: /s/ James E. Doyle James E. Doyle Chief Financial Officer

Exhibit 2.2

Membership Interest Purchase Agreement dated September 1, 2009 by and among Applied Signal Technology, Inc., Pyxis Engineering LLC and Eric Bennett as the Initial Seller

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of September 1, 2009

by and among

Applied Signal Technology, Inc.

Pyxis Engineering LLC

and

Eric Bennett as the initial Seller,

for the purchase of

all outstanding membership interests of

Pyxis Engineering LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of September 1, 2009 by and among Applied Signal Technology, Inc., a California corporation (“Purchaser”), Pyxis Engineering LLC, a Maryland limited liability company (the “Company”), and Eric Bennett, an individual, as the initial holder of all interests in the Company (the “Seller”).

RECITALS

WHEREAS, Seller is the owner and holder of record of 1,000,000 membership interests in the Company (the “Membership Interests”), which Membership Interests currently constitute all of the issued and outstanding membership or other equity interests of the Company (the “Interests”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the Interests, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company, in order to facilitate this transaction on behalf of the Seller and to induce Purchaser to enter into this Agreement, is joining this Agreement as a party, and is jointly and severally making the representations and warranties in Section 5.

WHEREAS, ANNEX A of this Agreement contains certain defined terms used herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, promises and agreements herein made, the parties, intending to be legally bound, do hereby agree as follows:

1.	Purchase and Sale of the Interests. Subject to all the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the issued and outstanding Membership Interests owned by the Seller, representing all of the issued and outstanding Interests in the Company, free and clear of any and all Encumbrances, for the consideration specified in this Agreement. If any other party holding options, warrants or other rights to acquire an equity interest in the Company exercises such rights, and becomes a holder of membership interests in the Company, such person (an “Additional Seller”) shall become an additional seller hereunder, and together with the Seller, shall be deemed a seller hereunder and together the Purchaser, Company and Seller may be referred to herein collectively as the “Parties” and individually each may be referred to herein as a “Party”.
2.	Purchase Price.
	2.1	Consideration. Subject to and upon the terms and conditions of this Agreement, in consideration and as payment in full for all outstanding Interests, Purchaser shall pay to Seller and any Additional Seller, as set forth in this Section 2, an amount equal to such person’s pro rata portion of Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000) (the “Purchase Price”) less (i) the amount of any Estimated Working Capital Deficit, plus (ii) the amount of any Estimated Working Capital Surplus up to the amount of the Working Capital Adjustment Cap (the “Closing Payment”). In addition, the amount to be deposited in the Escrow Fund, as set forth in Section 2.3(b) below, shall be deducted from the Closing Payment at Closing and deposited into escrow pursuant to the terms of the Escrow Agreement as provided in Section 2.4 below.
2.2	Working Capital Adjustment.
	(a)	As used herein, the term “Closing Working Capital” shall mean (i) all current assets, including, but not limited to cash, accounts receivable, loan receivable, prepaid expenses, prepaid Taxes, deferred Tax assets, and net property and equipment and deposits as of the Closing Date, but excluding receivables from any of the Company’s Affiliates, directors, employees, officers or interest holders and any of their Affiliates, less (ii) all current liabilities, including but not limited to, loan payable to third party, pension plan payable, accounts payable, accrued expenses, accrued wages, accrued payroll taxes (other than accrued payroll Taxes payable to the Company pursuant to Section 2.3(c)), accrued paid time off, and less (iii) the amount outstanding under the line of credit, as of the Closing Date. The term “Target Working Capital” shall mean Two Million Dollars ($2,000,000). Company shall deliver to Purchaser, at least three (3) days prior to the Closing Date, an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation of Closing Working Capital in the form attached hereto as Schedule 2.2(a) (the “Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and the Estimated Closing Working Capital shall each be determined and calculated by the Company in good faith based on reasonable assumptions as of the Closing Date in accordance with GAAP as consistently applied and utilized in the preparation of the Financial Statements (the “Company Accounting Rules”). As provided for in Section 2.1 above, to the extent the Estimated Closing Working Capital delivered by the Company is less than the Target Working Capital (an “Estimated Working Capital Deficit”), the portion of the Purchase Price payable to Seller at Closing (i.e., the Closing Payment) shall be reduced on a dollar for dollar basis by the entire amount of the Estimated Working Capital Deficit. As provided for in Section 2.1 above, to the extent the Estimated Closing Working Capital is more than the Target Working Capital (an “Estimated Working Capital Surplus”), the portion of the Purchase Price payable to Seller and the Additional Sellers at Closing (i.e., the Closing Payment) shall be increased on a dollar for dollar basis by the entire amount of the Estimated Working Capital Surplus, up to a maximum upward adjustment of One Million Dollars ($1,000,000) (the “Working Capital Adjustment Cap”).
	(b)	Within thirty (30) days following the Closing Date (the “Audit Election Date”), Seller may submit its request to Purchaser that Purchaser conduct a balance sheet audit of the Estimated Closing Balance Sheet (the “Seller Requested Audit”), or Purchaser may notify Seller that it has elected to conduct a balance sheet audit of the Estimated Closing Balance Sheet (the “Purchaser Elected Audit”, and, together with the Seller Requested Audit, the “Adjustment Audit”). In the event that an Adjustment Audit has been elected by Purchaser or requested by Seller, within forty-five (45) days after such election is made or request is received, Purchaser shall prepare and present in detail its good faith calculation of the revised Estimated Closing Balance Sheet (the “Adjusted Closing Balance Sheet”) and the resulting revisions to the Estimated Closing Working Capital (the “Adjusted Closing Working Capital”) to Seller; provided, however, that the only revisions the Purchaser may assert with respect to the Estimated Closing Working Capital and the Estimated Closing Balance Sheet are revisions resulting from (the “Adjustment Rules”): (i) allegations that the accounting principles used by the Seller in the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Working Capital were inconsistent with the Company Accounting Rules or Schedule 2.2(a), respectively, (ii) errors in mathematical calculations by Seller, (iii) failure to include or deduct items in accordance with Section 2.2(a) above or the Company Accounting Rules, and (iv) the effect of events occurring between (A) the time of the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Working Capital and (B) the Closing. In the event that (i) Seller elects to request the Seller Requested Audit, Seller shall deliver to Purchaser written notice of such election by the Audit Election Date (the “Seller Audit Election Notice”), and (ii) Purchaser elects to conduct the Purchaser Elected Audit, Purchaser shall deliver to Seller written notice of such election by the Audit Election Date (the “Purchaser Audit Election Notice”). The Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Working Capital will be prepared in accordance with the Company Accounting Rules. Following delivery by Purchaser to Seller of the Adjusted Closing Balance Sheet and the calculation of Adjusted Closing Working Capital, Purchaser shall give Seller and any accountants acting on behalf of Seller reasonable access during Purchaser’s normal business hours to those books and records of the Company in the possession of Purchaser or the Company and any personnel which relate to the preparation of the Adjusted Closing Balance Sheet and any relevant work papers for purposes of resolving any disputes concerning the calculation of Adjusted Closing Working Capital.
	(c)	Seller shall have a forty-five (45) day period following delivery of the Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Working Capital during which to notify Purchaser in writing (each a “Notice of Objection”) of any good faith objections to the calculation of the Adjusted Closing Working Capital or the Adjusted Closing Balance Sheet, as it affects such calculations, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If Seller objects to either the Adjusted Balance Sheet or Purchaser’s calculation of Adjusted Closing Working Capital as reflected thereon, Purchaser and Seller shall attempt to resolve any such objections within thirty (30) days of the receipt by Purchaser of a Notice of Objection.
	(d)	If Purchaser and Seller are unable to resolve any dispute that arises in connection with the procedure specified in Section 2.2(c) within the thirty (30) day period referred to in Section 2.2(c), Purchaser and Seller shall submit such dispute for final resolution to an independent certified public accounting firm of national reputation as may be agreed upon by Purchaser and Seller or, in the absence of such agreement, as may be selected jointly by Purchaser’s independent certified public accountants and an independent certified public accounting firm designated by Seller (such accounting firm being the “Independent Accounting Firm”). Each of the Parties shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the Parties, (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision and (iv) apply the Adjustment Rules in reaching its decision. In the event that Purchaser and Seller submit any dispute to an Independent Accounting Firm, each such Party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such Party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. All expenses relating to the engagement of the Independent Accounting Firm shall be paid by the prevailing Party in the dispute (measured by which Party’s proposed calculation is closer to the ultimate determination made by the Independent Accounting Firm); provided, however, that if the Independent Accounting Firm is engaged following a Seller Requested Audit of an Estimated Closing Working Capital that was accepted as final by Purchaser, Seller shall bear the costs of such Independent Accounting Firm.
	(e)	“Final Closing Working Capital” shall be determined as follows:
(i) If Purchaser fails to deliver the Purchaser Audit Election Notice to Seller by the Audit Election Date and Seller fails to deliver the Seller Audit Election Notice to Purchaser by the Audit Election Date, as provided in Section 2.2(b), the Estimated Closing Balance Sheet (together with the Company’s calculation of Estimated Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Estimated Closing Working Capital shall be deemed to be the Final Closing Working Capital;
(ii) If Purchaser fails to deliver the Adjusted Closing Balance Sheet and a calculation of Adjusted Closing Working Capital to Seller within forty-five (45) days after receipt of the Seller Audit Election Notice or the Purchaser Audit Election Notice, the Parties shall either (i) agree to deem the Estimated Closing Balance Sheet (together with the Company’s calculation of Estimated Closing Working Capital) to have been accepted by all of the Parties, and to deem such Estimated Closing Working Capital to be the Final Closing Working Capital, or (ii) refer determination of the Final Closing Working Capital to the Independent Accounting Firm pursuant to the terms of Section (d) above;
(iii) If (a) Purchaser has complied fully with the requirements of Section 2.2(b) and (b) Seller does not deliver a Notice of Objection in accordance with Section 2.2(c), the Adjusted Closing Balance Sheet (together with Purchaser’s calculation of the Adjusted Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Adjusted Closing Working Capital shall be deemed to be the Final Closing Working Capital;
(iv) If (a) Purchaser has complied fully with the requirements of Section 2.2(b), (b) Seller delivers a Notice of Objection in accordance with the provisions of Section 2.2(c) and (c) Purchaser and Seller are able to resolve such dispute by mutual agreement, the Final Closing Working Capital shall be as agreed to by the Parties; or
(v) If (a) Purchaser has complied fully with the requirements of Section 2.2(b), (b) Seller delivers a Notice of Objection in accordance with Section 2.2(c) and (c) Purchaser and Seller are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm made in accordance with Section 2.2(d) shall be final and binding on the Parties, and the Final Closing Working Capital shall be as determined by the Independent Accounting Firm.
(vi)

Subject to the foregoing provisions, the calculation of Final Closing Working Capital shall be conclusive and binding on all of the Parties, no further adjustments shall be made thereto and neither Purchaser nor Seller shall have any further right to challenge such calculation of the Final Closing Working Capital; provided, however, that nothing in this Section 2.2(e) shall limit in any manner (whether by time, amount, procedure or otherwise) any remedy at law or in equity to which any Party may be entitled against another Party as a result of actual fraud by such other Party.

	(f)	After the determination of the Final Closing Working Capital pursuant to the terms of Section 2.2(e):
(i) If, pursuant to the terms of this Section 2.2, it is determined that the Final Closing Working Capital exceeds the Estimated Closing Working Capital, then Purchaser shall pay an amount equal to the Working Capital Adjustment Amount, if any, in immediately available funds to Seller and the Additional Sellers, based upon such person’s pro rata portion of the Interests, within five (5) business days of the determination of the Final Closing Working Capital, provided, however, that in no event shall the amount paid by the Purchaser to the Seller and the Additional Sellers as the Working Capital Adjustment Amount exceed the amount that would cause the Adjusted Purchase Price to exceed Seventeen Million Two-Hundred Fifty Thousand Dollars ($17,250,000).
(ii)

If, pursuant to the terms of this Section 2.2, it is determined that the Final Closing Working Capital is less than the Estimated Closing Working Capital, then Seller and any Additional Sellers shall pay their pro rata portion amount equal to the Working Capital Adjustment Amount, if any, in immediately available funds to Purchaser within five (5) business days of the determination of the Final Closing Working Capital.

	(g)	For purposes of this Agreement, the term “Working Capital Adjustment Amount” shall mean the amount by which the Estimated Closing Working Capital is more or less than the Final Closing Working Capital.
2.3	Closing Payment. At the Closing, Purchaser shall pay the Closing Payment in the following manner:
(a)

By delivery at the Closing to the Seller and any Additional Seller of a wire transfer of immediately available funds of an amount equal to such Seller’s or Additional Seller’s pro rata portion of the Closing Payment, less (i) amounts to be distributed into the Escrow Fund as set forth in Section 2.3(b) below, and less (ii) the amount to be deposited with the Company pursuant to Section 2.3(c) below;

(b)

By delivery at the Closing of a wire transfer of immediately available funds in an aggregate amount equal to One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000) (such amount, and any interest or earnings thereon, the “Escrow Fund”) to a bank account to be established with Wells Fargo Bank (the “Escrow Agent”); and

(c)

By delivery at the Closing to the Company of a wire transfer of immediately available funds on behalf of any Additional Seller of such amount as is certified to Purchaser by Seller for the federal, state and/or local income and employment tax withholding that is owed by the respective Additional Sellers with respect to (i) the exercise of such Additional Seller’s Membership Options in accordance with Section 7.16(a) and (ii) the payment of the obligations of the Company under the Change in Control Bonus Agreement in accordance with Section 7.16(c). The delivery to the Company of such tax withholding shall be treated for purposes of this Agreement as payment of a portion of the consideration due to the respective Additional Sellers under the Agreement.

2.4	Escrow Fund. The Escrow Fund shall be available for the payment of Claims by Purchaser for indemnification pursuant to Section 9 and shall be held pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) to be entered into by and among Purchaser, Escrow Agent and Seller on or before the Closing. The Escrow Agreement shall provide for the release to Seller and to any Additional Seller of 50% of any undisputed amounts in the Escrow Fund on the one year anniversary of the Closing Date, with the balance of such undisputed amounts remaining in the Escrow Fund released to Seller and any Additional Seller on the date that is eighteen months after the Closing Date.
2.5	Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp and registration Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by the Purchaser.
2.6	Earn-Out Payments. Following the Closing and as additional consideration for the purchase of the Interests, the Seller and any Additional Seller shall be entitled to receive from the Purchaser (subject to the terms and conditions set forth in this Section 2.6) additional amounts based upon the performance of the Company during the twelve month period ending on the last day of the Purchaser’s fiscal quarter that is closest to the one year anniversary of the Closing Date (the “Earn-Out Period”). The amount paid with respect to the Earn-Out Period (the “Earn-Out Distribution Amount”) shall be determined and paid in accordance with this Section 2.6. The Earn-Out Distribution Amount shall be determined as follows:
	(a)	The Earn-Out shall be determined based upon the revenue of the Post-Closing Company Business (as defined below) during the Earn-Out Period (“Target Revenues”). Target Revenues shall mean all revenues of the Post-Closing Company Business booked and recognized by Purchaser in accordance with GAAP, as consistently applied and utilized in the preparation of Purchaser’s financial statements as of the Closing Date (the “Purchaser Accounting Rules”). Although Purchaser intends to combine the Company’s Business with the business operated by Purchaser prior to the Closing that is substantially similar to the Business (the “Purchaser Services Business”), for purposes of this Agreement, the “Post-Closing Company Business” shall include: (i) all Target Revenues generated from contracts entered into by the Company before or after the Closing Date, and (ii) all Target Revenues generated from new contracts entered into by the Purchaser after the Closing Date that relate to the Purchaser Services Business or the Business; provided, however, that to the extent an employee of the Company is assigned to work on a contract, the revenue from which contract would not otherwise be included in Target Revenues, the revenue generated solely from the time charged by such employee to such Purchaser contract shall be included in Target Revenues. Notwithstanding the foregoing, revenue generated from the contracts listed on Schedule 2.6(a) shall be apportioned as set forth on such Schedule 2.6(a).
	(b)	No Earn-Out Distribution Amount shall be payable unless the Target Revenues exceed Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000) (the “Threshold Target Revenues”). The Earn-Out Distribution Amount shall equal every dollar of Target Revenues that exceed the Threshold Target Revenues, up to a maximum Earn-Out Distribution Amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Maximum Earn-Out Distribution Amount”) if Target Revenues reach Seventeen Million Dollars ($17,000,000) or more.
	(c)	Target Revenues shall be calculated by Purchaser and certified by Purchaser’s Chief Financial Officer (the “Earn-Out Certification”). The Earn-Out Certification shall be delivered to Seller as soon as practicable after the end of the Earn-Out Period and in no event more than forty-five (45) days thereafter (the “Earn-Out Certification Date”). Within forty-five (45) days of delivery by Purchaser of the Earn-Out Certification, Seller shall give Purchaser written notice (the “Earn-Out Dispute Notice”) of any objection to the calculation set forth in the Earn-Out Certification, which notice shall specify the factual basis of such objection and the amount at issue. As promptly as practicable following the delivery of the Earn-Out Certification, and in any event within ten (10) business days of such delivery, Purchaser shall pay to Seller and each Additional Seller their respective portions of all undisputed Earn-Out Distribution Amounts. At any time following receipt of the Earn-Out Certification, upon the written request of Seller, Purchaser shall allow Seller and his accountants access to Purchaser’s books and records and work papers relating to the Target Revenues for the limited purpose of reviewing such calculation and evaluating the application of the Purchaser Accounting Rules in determining Target Revenues. All expenses incurred by Seller in performing such review shall be borne by Seller, unless such review discloses an error of 10% or more in the calculation of the amount payable to Seller, in which case Purchaser shall reimburse Seller for such expenses.
(d)

That portion of any Earn-Out Distribution Amount payable to Seller shall be paid in shares of Common Stock of Purchaser rather than in cash and that portion of any Earn-Out Distribution Amount payable to any Additional Seller shall be paid in cash. The number of shares of Common Stock payable to Seller as his portion of any Earn-Out Distribution Amount shall be determined by dividing the amount of the Earn-Out Distribution Amount payable to Seller by the average closing price of Purchaser’s Common Stock as reported on the NASDAQ Stock Market, Inc. for the twenty trading day period ending three trading days prior to the date on which the Earn-Out Distribution Amount becomes due and payable. Notwithstanding the foregoing, if Purchaser is subject to a Change of Control prior to payment of the Earn-Out Distribution Amount, or if Purchaser’s shares of Common Stock are no longer listed on a national securities exchange at the time of payment of the Earn-Out Distribution Amount, the Earn-Out Distribution Amount payable to Seller hereunder shall be paid in cash rather than in shares of Common Stock of Purchaser.

	(e)	Operation of the Company:
(i) It is the present intention of Purchaser, following the Closing Date, to continue to develop the Business, as conducted by Company, to the mutual advantage of Purchaser and Seller and to maximize the Earn-Out Distribution Amount. Notwithstanding this Section 2.6, if Purchaser reasonably determines that it is impossible for Seller to be paid any additional Earn-Out Distribution Amounts, then Purchaser shall have the right to make such operational changes as Purchaser in its sole judgment shall determine.
(ii) During the Earn-Out Period (the below may be referred to collectively as the “Earn-Out Operating Restrictions”):
(a) Purchaser will operate the Post-Closing Company Business as a separate services business unit of Purchaser (although Purchaser shall not be required to maintain the Company as a separate legal entity).
(b) Purchaser will establish and maintain appropriate systems and controls for the purpose of tracking and recording Target Revenues.
(c) Seller shall initially manage the Post-Closing Company Business, in accordance with the Key Employee Employment Agreement to be entered into pursuant to Section 7.4; provided, however, the Purchaser may, without violating these Earn-Out Operating Restrictions, terminate Seller for cause. For purposes hereof, a termination for “cause” occurs if Seller is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any intentional act by Seller which has a material detrimental effect on the Company’s reputation or business; (iv) Seller’s failure or inability in any material respect to perform any assigned duties that are not inconsistent with his employment agreement with Purchaser after written notice from the Company to Seller of, and a reasonable opportunity to cure, such failure or inability; (v) any material violation by Seller of any Company policy or code of conduct; (vi) any material breach of any agreement between Seller and the Company; or (vii) Seller’s conviction (including any plea of guilty or no contest) for any criminal act that materially impairs Seller’s ability to perform his duties under his employment agreement with Purchaser. Neither the earn-out provisions set forth herein nor any other provision of this Agreement shall modify the terms of the Key Employee Employment Agreement or limit in any manner the rights of either Purchaser or Seller as set forth therein.
(d) As the Business does not currently operate in a physical location, the operations of the Post-Closing Company Business may be consolidated by Purchaser with the Purchaser Services Business. In addition, Purchaser may consolidate and relocate back office operations for finance, IT, contracts, security, human resources and administration with similar operations of Purchaser at its headquarters or other office location; provided, however, that Purchaser intends to retain the employment of substantially all employees of the Company effective upon the Closing Date, and no employee of the Company shall be required to relocate to any offices of Purchaser other than Purchaser office locations in the Baltimore/Washington metropolitan area.
(e) Purchaser shall make such investments in capital expenditures to support the growth of the Post-Closing Company Business in the ordinary course of its prior business and operations and consistent with its past practice as conducted by the Company; provided, that the Post-Closing Company Business shall be allocated such costs and overhead as is consistent with Purchaser’s operations of its consolidated businesses. Subject to the Post-Closing Company Business continuing to generate results materially consistent with achievement of the Target Revenues, the Post-Closing Company Business shall generally be allowed to continue to expand its organization consistent with the forecasts the Company has provided to Purchaser.
(f) During the Earn-Out Period, Seller shall be responsible for the day to day operations of the Post-Closing Company Business in accordance with Purchaser’s policies and procedures, and shall be involved in all major decision-making for the Post-Closing Company Business (including pricing decisions relating to its contracting activities, negotiation of customer contracts, customer relations, and allocation of direct employee labor who charge time to contracts included in the Post-Closing Company Business or in the calculation of Target Revenues), subject to the policies and procedures established by Purchaser, including such policies and procedures relating to individual signature and approval authority. Notwithstanding the foregoing, Seller shall consult with, and obtain the prior written approval of Purchaser for all employment-related decisions, including employee compensation, in accordance with Purchaser’s policies and procedures.
(g) Purchaser will not take any action, or fail to take any action, during the Earn-Out Period, for the sole purpose of decreasing the Earn-Out Distribution Amount, other than such actions as are permitted pursuant to Section 2.6(e).
(h) Notwithstanding anything to the contrary, all employees of the Company employed by Purchaser shall be employed under Purchaser’s standard “AT WILL” policies.
(i) Purchaser intends to consolidate the Purchaser Services Business together with the Business in the Post-Closing Company Business, and shall not provide any services in any of its other divisions or operations that compete in any material way with the services provided by the Post-Closing Company Business.
	(f)	In the event that Purchaser materially breaches any of the Earn-Out Operating Restrictions, and Purchaser fails to cure such breach within 20 business days following receipt by the Purchaser of written notice of such breach from the Seller, then Purchaser will pay, as liquidated damages, to the Seller and any Additional Seller their respective portions of any unpaid portion of the Maximum Earn-Out Distribution Amount (the “Accelerated Earn-Out Payment”), so long as Seller has not breached any of its representations or warranties hereto, or any covenants or additional agreements provided herein, and provided that at the end of the Earn-Out Period, at least 50% of direct charged engineers are still employed by the Post-Closing Company Business. The Parties acknowledge and agree that the Accelerated Earn-Out Payment is reasonable in light of the actual damages that would be incurred by the Seller and any Additional Seller in connection with a material breach by Purchaser of the Earn-Out Operating Restrictions and further acknowledge and agree that such actual damages may be difficult to determine with exactness. Payment of the Accelerated Earn-Out Payment to Seller and any Additional Seller as provided in this Section 2.6(f), shall constitute and be deemed to be the Seller’s and any Additional Seller’s sole remedy for breach of such Earn-Out Operating Restrictions. In the event of a breach by Purchaser of the Earn-Out Operating Restrictions that shall not have been cured within 20 business days following receipt by the Purchaser of written notice of such breach from the Seller, the Accelerated Earn-Out Payment will be due and payable immediately following the conclusion of such 20-business day cure period.
	(g)	In the event that during the Earn-Out Period Purchaser is subject to a Change of Control, or Purchaser divests all or any portion of the Post-Closing Company Business through a merger, consolidation, share exchange or other transaction, or dissolves or liquidates all or any material portion of the Post-Closing Company Business, then Purchaser will pay to the Seller and any Additional Seller the Accelerated Earn-Out Payment. In the event of a Change of Control, the Accelerated Earn-Out Payment will be paid immediately preceding the Change of Control, and such Accelerated Earn-Out Payment shall be paid in cash rather than in shares of Purchaser Common Stock. Upon payment of the Accelerated Earn-Out Payment, Purchaser shall have no further obligations under or relating to the Earn-Out set forth in this Agreement.
(h)

If Seller timely delivers an Earn-Out Dispute Notice, Purchaser’s Chief Financial Officer or his or her designee shall promptly meet with Seller and attempt in good faith to reach a resolution of such disagreement. Any dispute with respect to the Earn-Out Certification that is not resolved by Purchaser and Seller and their respective accountants within 30 days after delivery of the Earn-Out Dispute Notice, upon written request by either Purchaser or Seller delivered to the other Party, shall be submitted for final resolution to an independent certified public accounting firm of national reputation as may be agreed upon by Purchaser and Seller or, in the absence of such agreement, as may be selected jointly by Purchaser’s independent certified public accountants and an independent certified public accounting firm designated by Seller. Each Party shall, within 10 business days after submission of such dispute, deliver to such accounting firm the information such Party wishes to have considered by such accounting firm in making its determination. Each Party shall also provide such accounting firm with access to such Party’s books and records as such firm shall reasonably request and that shall be relevant to the resolution of such dispute. Such accounting firm shall be instructed to complete its determination and resolution of any dispute and deliver notice thereof to Purchaser and Seller within 30 business days after submission of such dispute to the firm. Such accounting firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the Parties, and (iii) apply the Purchaser Accounting Rules in reaching its decision. In the event that Purchaser and Seller submit any dispute to such an accounting firm, each such Party may submit a “position paper” to such accounting firm setting forth the position of such Party with respect to such dispute, to be considered by such accounting firm as it deems fit. The determination and resolution of any such dispute by such accounting firm shall be binding and conclusive on Purchaser and Seller for all purposes of this Agreement. Each Party shall bear its own expenses incurred in connection with the resolution of any such dispute. The Party whose position with respect to the calculation of Target Revenues, as last proposed during the meeting(s) held initially to try to resolve the dispute, is furthest from the amount determined by the accounting firm, shall be deemed to be the non-prevailing Party and shall bear the fees and expenses of the accounting firm.

3.

Closing. Subject to the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, the consummation of the purchase and sale of the Interests (the “Closing”) shall take place on the close of business on September 1, 2009 or as soon as practicable thereafter (but no later than two (2) business days after such date and the satisfaction or waiver of each of the conditions set forth in Section 8 hereof), at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California or on such other date and at such other place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).

4.	Representations and Warranties of the Seller and Additional Sellers. Seller and each Additional Seller, jointly and severally, hereby represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by the Company to Purchaser on the date hereof referring to the representations and warranties in this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4; and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding subsection in this Section 4 (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Disclosure Schedule).
4.1	Authority Relative to this Agreement. Seller and each Additional Seller has all necessary power and authority to execute and deliver this Agreement, and the other Transaction Documents to be executed and delivered by Seller or such Additional Seller hereunder, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings or approvals on the part of Seller or such Additional Seller are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Seller and any such Additional Seller, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the Company), constitute, or upon such execution and delivery by Seller or such Additional Seller, will constitute, the legal, valid and binding obligations of Seller and such Additional Seller, enforceable against Seller and each such Additional Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
4.2	No Conflict; Required Filings and Consents. The execution and delivery by Seller and each Additional Seller of this Agreement and the other Transaction Documents to be executed and delivered by Seller and such Additional Seller hereunder does not, and the performance of this Agreement and such other Transaction Documents by Seller or such Additional Seller will not, (a) conflict with or violate any Law or Order applicable to Seller or such Additional Seller or by which his properties are bound or affected, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Seller or such Additional Seller of any right or benefit under, or impair Seller’s or such Additional Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Seller or such Additional Seller pursuant to, any Contract, Law or Order to which Seller or such Additional Seller or his properties are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Seller or such Additional Seller to perform on a timely basis any of his material obligations under this Agreement or to consummate the transactions contemplated hereby. Except as provided in Section 4.2 of the Disclosure Schedule, the execution and delivery of this Agreement by Seller or such Additional Seller does not, and the performance of this Agreement by Seller or such Additional Seller will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.
4.3

Title to Interests. Seller and each Additional Seller has good and marketable title to his Interests, beneficially and of record, free and clear of any and all Encumbrances, and has the sole right to transfer the Interests to Purchaser. Seller and each such Additional Seller represents that other than with respect to this Agreement and the Company’s Articles of Organization and the Operating Agreement of the Company (the “Organizational Documents”), Seller, and such Additional Seller, is not a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Interests held by Seller or such Additional Seller or governing the voting of the Interests held by Seller or such Additional Seller.

5.	Representations and Warranties of the Seller and the Company. Seller and the Company jointly and severally represent and warrant to Purchaser that the statements contained in this Section 5 are true and correct, except as disclosed in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5; and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding subsection in this Section 5 (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Disclosure Schedule, or where a matter is disclosed in reference to any particular Section or subsection in such a way as to make its relevance to any other Sections or subsections readily apparent).
5.1	Corporate Existence of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite limited liability company power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
5.2	Authority and Binding Obligation. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by the Company hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents by the Company have been, and as of the Closing Date the consummation by the Company of the transactions contemplated hereby and thereby will be, duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or approvals on the part of the Company or the members of the Company are necessary to authorize this Agreement or such other Transaction Documents or will be necessary as of the Closing Date to consummate the transactions contemplated hereby and thereby. The members of the Company have unanimously approved this Agreement and the transactions contemplated hereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto (other than Seller), constitute, or upon such execution and delivery by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
5.3	Interests in the Company. The Company has no issued and outstanding equity securities other than the Membership Interests. Except as provided in Section 5.3 of the Disclosure Schedule, all of the Interests are duly authorized, validly issued, fully paid and nonassessable and free of any Encumbrances other than any Encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of the Company or any agreement to which the Company is a party or by which it is bound. Other than the Interests, there are no other membership interests in the Company issued or outstanding, and there are no securities exchangeable or exercisable for, or convertible into, membership interests or other equity interests in the Company, other than pursuant to Share Option Grant Agreements issued to Mark Shadle for the purchase of 59,524 Interests and Michael Wagner for the purchase of 95,238 Interests (collectively the “Membership Options”) and the 35,714 Interests, less the exercise price thereof, that may be issued to Anne Smith to fulfill the Company’s obligations under the Change-Of-Control Bonus Agreement. Except for this Agreement and as provided in Section 5.3 of the Disclosure Schedule, the Company Organizational Documents, the Change-of-Control Bonus Agreement and the Membership Options (i) there are no outstanding rights in favor of any Person to purchase membership interests or other equity interests in the Company, (ii) neither the Company nor Seller is a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Membership Interests, (iii) there are no voting trusts or other agreements or understandings to which the Company or Seller is a party to with respect to the voting of the Membership Interests, and (iv) there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which any of the Company or the Seller is bound relating to the issuance, sale or redemption of Interests or other securities of any kind of the Company. No Person other than the Seller and the Grantees has any interest in the Interests or any class or series of the Company’s equity or other securities. All outstanding Interests and rights to acquire Interests were issued in material compliance with all applicable federal and state securities laws.
5.4	No Conflicts. Except as provided in Section 5.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company or the Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the certificate of formation or operating agreement of the Company or of any other Organizational Documents of the Company or (b) any Material Contract, Permit, Order, or Law applicable to the Company’s properties or assets. Except as provided in Section 5.4(b) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
5.5	Financial Information.
	(a)	Prior to Closing, the Company has delivered or will deliver to Purchaser (collectively, the “Financial Statements”): (i) audited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2008 and for the five (5) months ended May 31, 2009 (the “Most Recent Balance Sheet Date”); and (ii) its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the fiscal years ended December 31, 2007 and 2006. The Financial Statements have been prepared in accordance with GAAP (except that unaudited financial statements do not contain footnotes) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the financial condition, operating results and cash flow of the Company, as of the dates, and for the periods, indicated therein, subject to the absence of footnotes.
	(b)	The Company maintains and will continue to maintain through the Closing, a system of internal accounting controls designed and administered to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in accordance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).
5.6	No Undisclosed Liabilities. The Company has no other liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than: (a) those set forth or reflected in or on the Financial Statements, (b) those described in Section 5.6 of the Disclosure Schedule; (c) those incurred in the ordinary course of the Business since the Most Recent Balance Sheet Date; and (d) liabilities under this Agreement.
5.7	Absence of Changes or Events. Except as provided in Section 5.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has or could reasonably be expected to result in a Material Adverse Effect on the Company; (b) any acquisition, sale or transfer of any material asset of the Company other than in the ordinary course of business and consistent with past practice; (c) (i) any change in accounting methods or practices (including any change with respect to revenue recognition policies or any change in depreciation or amortization policies or rates) by the Company or (ii) any revaluation by the Company of any of its assets; (d) any Material Contract entered into by the Company, other than in the ordinary course of business and as provided to Purchaser, or any material amendment or termination of, or default under, any Material Contract to which the Company is a party or by which it is bound, other than in the ordinary course of business and as provided to Purchaser; (e) any amendment or change to the organization documents of the Company; (f) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its members or employees other than increases or modifications with respect to non-executive employees in the ordinary course of business; (g) any action that, if taken on or after the date hereof without the consent of Purchaser, would result in a violation of Section 7.1 hereof; or (h) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement and similar negotiations with other third parties).
5.8	Subsidiaries. The Company does not own, beneficially or of record, any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.
5.9	Taxes. Except as described on Section 5.9 of the Disclosure Schedule:
	(a)	The Company has filed or caused to be filed all Tax Returns, required to be filed under applicable Laws, and such Tax Returns are true and correct in all material respects;
	(b)	The Company has, within the time and in the manner prescribed by law, paid all Taxes that were due and payable and the Company will pay, within the time and in the manner prescribed by law all Taxes that become due and payable on or before the Closing;
	(c)	There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes or the filing of any Tax Returns;
	(d)	There are no outstanding (i) powers of attorney granted by the Company concerning any Tax matter, (ii) agreements entered into with any taxing authority that would have a continuing effect on the Company after the Closing Date or (iii) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets of the Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable;
	(e)	The Company is not aware of any examination, action, suit, proceeding, investigation, audit, claim demand, deficiency or additional assessment against the Company underway or pending (or any threat of any of the foregoing that has been communicated to the Company) with respect to any Tax;
	(f)	The Company is not a party to any Tax allocation or sharing agreement. The Company has not been and is not now a member of an affiliated group of companies filing consolidated federal income Tax Returns or a member of any other group of companies filing consolidated, combined or unitary state, local or foreign income Tax Returns;
	(g)	As of the Closing Date, the Company’s liability for any unpaid Taxes will not exceed the reserve for unpaid Taxes then carried on its books and records, as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns;
	(h)	All Taxes required to be withheld by the Company on or before the Closing have been or will be withheld and paid when due to the appropriate agency or authority. The Company has timely filed all required information returns or reports, including Forms W-2 and Forms 1099, and accurately reported all information required to be included on such returns or reports;
	(i)	There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company, individually or collectively, which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);
	(j)	The Company has provided to Purchaser correct and complete copies of its Tax Returns which it has filed since 2006. The Company has not been audited by any taxing authority;
	(k)	The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);
	(l)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date; and
	(m)	The Company has at all times since January 1, 2006 had in effect a valid election to be treated as an “S corporation” under Code Section 1362 and under the corresponding provisions of applicable state and local laws. Since January 1, 2006, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.
	(n)	Section 5.9(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim; and
	(o)	The Company does not have and has never had any obligation to register a tax shelter under Code Section 6111 or to file any disclosure or maintain any list pursuant to Code Section 6112 and the Treasury Regulations. The Company has not entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations.
5.10	Accounts Receivable. Except as provided in Section 5.10 of the Disclosure Schedule, the Receivables of the Company shown on the Most Recent Balance Sheet, (a) arose in the ordinary course of business, (b) except to the extent of any reserve for doubtful accounts, have been collected or, to the Knowledge of the Company, are collectible in the recorded book amounts thereof and (c) are not subject to any claim of offset, recoupment, setoff, or counter-claim and neither the Company nor Seller has Knowledge of any specific facts or circumstances that they believe would give rise to any such claim. Schedule 5.10 sets forth a true and complete list of all Receivables as of the date hereof and the aging thereof. All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Company to collect such Receivables, and have been fully collected or are collectible net of reserves shown on the Final Closing Balance Sheet as of the Closing Date.
5.11	Transactions with Interested Persons. Except as set forth in Section 5.11 of the Disclosure Schedule, neither Seller nor any other member of the Company, nor the members of their immediate family: (a) own directly or indirectly any interest in, or serves as an officer, director or member of, any supplier of the Company or any organization which has a contract or arrangement with the Company; (b) have any loans or receivables outstanding to the Company; (c) are otherwise indebted to the Company; (d) own any property, real or personal, tangible or intangible, required for or used in the Business; or (e) are owed any money or property by the Company, other than wages or salary earned in the ordinary course of business. Purchaser shall have no obligation under any agreement listed on Section 5.11 of the Disclosure Schedule from and after the Closing Date, nor to continue any relationship listed on Section 5.11 of the Disclosure Schedule from and after the Closing Date. Except as set forth in Section 5.11 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone, or together with the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or otherwise) arising or becoming due from the Company or any of its successors or assigns (including Purchaser) to any Person (including the Company).
5.12	Title to Real Property. The Company does not own any real property, and the Company is not a party to any lease for real property and is not the beneficiary of any lease for real property which covers any premises at which the Company operates its business or maintains any of its assets.
5.13	Government Contracting.
	(a)	Section 5.13(a) of the Disclosure Schedule lists all bids by the government (the “Government Bids”) currently outstanding and all Government Contracts, subcontracts (the “Company Government Subcontracts”), and Government Bids awarded or assigned to the Company, which list specifies which of those Government Contracts and Company Government Subcontracts are currently in effect and which have been finally billed and paid. The Company has made available to the Purchaser true and correct copies of all such Government Contracts, Company Government Subcontracts and Government Bids (including all amendments and modifications thereof).
(b)

With respect to each Government Contract, Company Government Subcontract or Government Bid: except as set forth in Section 5.13(b) of the Disclosure Schedule, (i) the Company has complied with all material terms and conditions of contracts and requirements of applicable statutes, rules and regulations; (ii) no written allegation that the Company is in breach or violation of any statutory, regulatory or contractual requirement has been made to the Company and not withdrawn, addressed in writing and disclosed to the Purchaser during due diligence or otherwise resolved; (iii) all representations and certificates of the Company were current, accurate and complete when made, and the Company has fully complied in all material respects with all such representations and certificates; (iv) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or orally, that the Company has breached or violated any applicable law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, which breach or violation has not been addressed in writing and disclosed to the Purchaser during due diligence prior to the date hereof or otherwise resolved; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not withdrawn, addressed in writing and disclosed to the Purchaser during due diligence or otherwise resolved; (vi) no material cost incurred by the Company or its subcontractors has been questioned (outside of customary cost and pricing negotiations and related submissions) or disallowed except in connection with audits conducted in the ordinary course of business and disclosed to the Purchaser during due diligence prior to the date hereof or otherwise resolved; and (vii) no material sum of money due to the Company has been (or has been threatened to be) withheld or set off, nor has any claim been made to withhold or set off money. Except for Government Contract and Company Government Subcontracts which have been finally billed and closed, each Government Contract and Company Government Subcontract is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c)

Neither the Company, nor to the Company’s or Seller’s Knowledge, any of its Representatives, is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. To the Knowledge of the Company or the Seller, there is no pending proceeding by any Governmental Entity against the Business or any employee of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, Company Government Subcontract or Government Bid. Except for routine investigations and audits conducted in the ordinary course of business, the Company has not initiated any internal investigation or made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, Company Government Subcontract or Government Bid or regarding any export or import matter. The Company has not made any misstatement or omission and there exists no irregularity in connection with any such voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the first two sentences of this paragraph or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)

Except as set forth on Section 5.13(d) of the Disclosure Schedule, there are (i) no outstanding claims against the Company by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third-party arising under any Government Contract, Company Government Subcontract or Government Bid with respect to the Business and (ii) no outstanding disputes between a Governmental Entity and the Company under the Contract Disputes Act of 1978, as amended (41 U.S.C. 601 et seq.) or any other federal statute or between the Company and any prime contractor, subcontractor, vendor or other third-party arising under or relating to any such Government Contract, Company Government Subcontract or Government Bid with respect to the Business. The Company does not have an interest in any pending or potential claim against any prime contractor, subcontractor, vendor or other third-party arising under or relating to any Government Contract, Company Government Subcontract or Government Bid.

(e)

Neither the Company, nor to the Company’s or Seller’s Knowledge, any of its Representatives, nor any of its operations is, or has been, suspended or debarred from doing business with a Governmental Entity or is, or was, the subject of a finding of non-responsibility or ineligibility for U.S. government contracting. There exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company. With respect to each Government Contract and Company Government Subcontract, the Company’s cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements are in compliance with all applicable legal requirements.

(f)

All cost and pricing data submitted in connection with each Government Contract, Company Government Subcontract, or modification thereof, or a Government Bid was current, accurate and complete when the price thereof was negotiated and as of the date of any certificate of current cost or pricing data submitted by the Company for such Government Bid, Government Contract or Company Government Subcontract, and, to the Knowledge of the Company or the Seller, none of the Government Contracts or Company Government Subcontracts is, or was negotiated, in violation of any “truth-in-negotiations” or “defective pricing” laws, rules or regulations to which it is subject, including, but not limited to, the Federal Property and Administrative Services Act, the Armed Services Procurement Act, the Truth in Negotiations Act, the False Claims Act and the Federal Acquisition Regulation.

(g)

To the Company’s Knowledge, except as set forth on Section 5.13(g) of the Disclosure Schedule, there exists no Government Contract or Company Government Subcontract as to which the Company’s current estimated cost at completion exceeds the aggregate contract revenue recorded or to be recorded under such contract through completion.

	(h)	Except as set forth on Section 5.13(h) of the Disclosure Schedule, the Company has no fixed-price development contracts governed by DFARS Part 235.
(i)

The Company has complied in all material respects with applicable facilities and personnel security clearance requirements of the United States, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M) relating to the Business.

(j)

The Company has complied in all material respects with all applicable cost accounting standards and cost principles and has not received written notice from the sponsoring United States Government Agency Administrative Contracting Officer and/or auditors of any intent to suspend, disapprove or disallow any material costs.

(k)

To the Company’s Knowledge, except as described on Section 5.13(k) of the Disclosure Schedule, none of the rates or rate schedules submitted to Governmental Entities with respect to the Government Contracts or Company Government Subcontracts relating to the Business have been closed.

(l)

To the Company’s Knowledge, all U.S. government personnel that have been employed or retained by the Company are, and the Company is, in compliance in all material respects with all legal requirements governing post-government employment.

	(m)	The Company is in compliance with any warranties of technical data which it may have provided to the U.S. government under Government Contracts or Company Government Subcontracts.
(n)

Except for the contracts set forth on Section 5.13(n) of the Disclosure Schedule, (i) there are no change of control or similar provisions or any obligations arising under any Government Contract, Company Government Subcontract or Government Bid which are created, accelerated or triggered by the execution and delivery of this Agreement and the transactions contemplated hereby; (ii) the transactions contemplated hereby will not constitute a “change of control,” and will not require the consent from or the giving of notice to any Person, permit any Person to terminate, grant any repayment rights to any Person or create any other detriment under the terms, conditions or provisions of any Government Contract, Company Government Subcontract or Government Bid; and (iii) to the Company’s Knowledge, none of the other parties to any Government Contract, Company Government Subcontract or Government Bid intends to terminate or cancel any of the such contracts or bids as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

	(o)	Except as set forth on Section 5.13(o) of the Disclosure Schedule, there are no warranties, liquidated damages, indemnification or similar provisions or obligations under any Government Contract, Company Government Subcontract or Government Bid.
	(p)	Except as set forth on Section 5.13(p) of the Disclosure Schedule, all Government Contracts have been finally billed, paid and closed.
5.14

Export Control Laws; Encryption and Other Restricted Technology. The Company has, since its inception, materially complied with all U.S. export control Laws regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. To the Knowledge of the Company and Seller, the Business as currently conducted does not require the Company to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology. The Company has not, since its inception, received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

5.15	Patents, Trademarks, Tradenames, Service Marks and Copyrights.
(a)

For purposes of this Agreement, the term “Intellectual Property Rights” means copyright rights (including, without limitation, the right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the right to make, use and sell), trade secrets (but, with respect to the Company, only those trade secrets that are material to the Company), moral rights, right of publicity (but only to the extent such a right is recognized under applicable law), right of privacy, authors’ rights, contract and licensing rights, goodwill embodied in any of the foregoing and the right to sue for part infringement of any of the foregoing, as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction throughout the world.

(b)

Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third-Party Intellectual Property Rights”). The Company will continue to own all right, title and interest in, or to have a license to use all Intellectual Property Rights material to its business and operations on terms and conditions identical in all respects to those enjoyed by Company immediately prior to the Closing. No claims with respect to the Intellectual Property Rights owned by Company (the “Company Intellectual Property Rights”), or any Third-Party Intellectual Property Rights to the extent arising out of any use, sale of, reproduction or distribution of such Third-Party Intellectual Property Rights by or through the Company, are currently pending or, to the Knowledge of Seller or Company, threatened by any Person. Neither Seller nor the Company knows of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any Intellectual Property Rights as now used, sold or licensed by the Company, infringes on the intellectual property rights of any third-party; (ii) against the use by the Company of any Intellectual Property Rights used in the Business as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights; or (iv) challenging the license or legally enforceable right to use of any Third-Party Intellectual Property Rights by Company.

(c)

Section 5.15 of the Disclosure Schedule sets forth a true, accurate and complete list of all registered Company Intellectual Property and a brief description of all material, unregistered Company Intellectual Property Rights (other than trade secret rights), and all Internet addresses for websites owned and/or operated by or for the Company (collectively, the “Proprietary Rights”). The Company owns or possesses sufficient legal rights to all Intellectual Property Rights necessary for the operation of the Company’s business as now conducted without any known conflict with, or infringement upon, the rights of others. The Company is the sole owner of all right, title and interest in and to all of the Proprietary Rights, free and clear of all Encumbrances and restrictions whatsoever, except for rights that may have been granted to any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract.

(d)

None of the Proprietary Rights, now or in the past, infringes upon any Intellectual Property Rights of any other Person, and the Company has not received any notice of any such infringement. To the Knowledge of the Company and Seller, no employee of the Company is in violation of any term of any Contract relating to the protection of the Intellectual Property Rights of any previous employer.

(e)

All current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Purchaser.

(f)

All current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Purchaser. No current or former employee, member, consultant or independent contractor to the Company has any right, claim or interest in or with respect to any Company Proprietary Rights.

5.16	Insurance. Section 5.16 of the Disclosure Schedule sets forth a true, correct and accurate list of each of the policies of insurance with respect to the business of the Company, each of which policies is in full force and effect. The Company has made available to Purchaser a true, correct and complete copy of each such insurance policy. The Company has no Knowledge that any of such policies will not be renewed (upon the same terms and conditions as are currently in effect) upon the expiration thereof. The Company has not been refused any insurance by an insurance carrier during the past three years nor has any insurance policy been cancelled with respect to the Company or its business. There is no claim by the Company pending under any of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company’s current and historical policy limits have not been materially eroded by the payment of claims. There are no claims against the Company being handled under a reservation of rights letter.
5.17	Contracts and Commitments.
(a)

The Company has provided to Purchaser a true and correct copy of all Material Contracts and a written summary of all oral Material Contracts. All Material Contracts of the Company are listed in Section 5.17 of the Disclosure Schedule, with each oral Material Contract separately identified as such in Section 5.17 of the Disclosure Schedule.

(b)

With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company and the Seller, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Company nor, to the Knowledge of the Company or the Seller, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Company or, to the Knowledge of the Company or the Seller, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

5.18	Litigation.
(a)

Except as provided in Section 5.18 of the Disclosure Schedule, there are no claims, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Knowledge of the Company or the Seller, threatened against the Company. The Company has not been charged with nor is it in violation of, or in default with respect to, any Order.

(b)

There are no claims, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Knowledge of the Seller or each Additional Seller, threatened against the Seller or any Additional Seller which could reasonably be expected to adversely affect Seller and any Additional Seller’s ability to consummate the transactions contemplated by this Agreement. The Seller and each Additional Seller have not been charged with nor is in violation of, or in default with respect to, any Order which could reasonably be expected to adversely affect Seller and any Additional Seller’s ability to consummate the transactions contemplated by this Agreement.

5.19	Compliance with Laws and Regulatory Audits. The Company holds all Permits which are necessary for the Business of the Company and has complied with all Laws or Orders applicable to the Company, except where the failure to hold such Permits or comply with such Laws or Orders would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not received any notice or communication from or on behalf of any Governmental Entity alleging any violation of any Permit or that the Company requires any Permit for its business that currently is not held by the Company.
5.20	Environmental Matters.
(a)

With respect to environmental matters, (i) to the Knowledge of the Company, the Company has not generated, used, transported, treated, stored, released or disposed of, and has not knowingly suffered or permitted any other Person to generate, use, transport, treat, store, release or dispose of any hazardous substance in violation of any laws, (ii) to the Knowledge of the Company, there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance by the Company in connection with the operation of their business or the use of any property or facility which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any governmental entity, (iii) to the Knowledge of the Company, there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance in connection with the operation of any former property or facility of the Company, which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any governmental entity, (iv) to the Knowledge of the Company, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any property or facility of the Company and (v) to the knowledge of the Company, any hazardous substance handled or dealt with in any way in connection with the Company has been and is being handled or dealt with in all respects in material compliance with applicable laws.

(b)

The Company has not (i) received notice that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq., and the regulations promulgated thereunder (“CERCLA”) or any other applicable Law, (ii) submitted or been required to submit any notice pursuant to Section 103(c) of CERCLA, (iii) received any written request for information in connection with any federal or state environmental cleanup site or (iv) been required to undertake any prospective or remedial action or clean-up action of any kind at the request of any governmental entity, or at the request of any other Person relating to any applicable environmental law. The Company has conducted their business in material compliance, with all applicable federal, state and local environmental laws.

5.21	Employees.
	(a)	No member or employee of the Company or consultant who provides services to the Company (such member, employee or consultant, collectively, the “Service Providers”) is subject to any contracts, written or unwritten, that specify a particular employment or service term, or limit the Company’s right to terminate the employment or service relationship of such Service Provider with the Company. The Company does not have any contractual obligation to pay any of such Service Providers any severance benefits in connection with their termination of employment or service.
(b)

The Company is in material compliance with all applicable federal, state and local laws, rules and regulations relating to discrimination, unpaid wages, the Family and Medical Leave Act, wrongful discharge, unfair labor practices, and occupational safety and health laws.

(c)

Except as set forth in Section 5.21 of the Disclosure Schedule, there is no litigation, administrative proceeding or arbitration against the Company involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, and claims related to occupational safety and health laws. The Company is not obligated to pay any fees or expenses to any employee or former employee that is not related to payroll, other than reimbursement for business expenses.

5.22	Employee Benefit Plan and Related Matters.
	(a)	Section 5.22 of the Disclosure Schedule contains an accurate and complete list of each “employee benefit plan,” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each employment, severance or similar contract, plan arrangement or policy and each other written or unwritten plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) for the benefit of any of its respective current or former employees, directors or consultants (or any dependent or beneficiary thereof) or any current or former director or independent contractor of the Company (and, if applicable, related trust or funding agreements or insurance policies) (collectively, the “Employee Plans”). Each Employee Plan and all amendments thereto and written interpretations thereof (including without limitation all current summary plan descriptions) have been made available to Purchaser together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Each Employee Plan has been established and maintained in all respects in accordance with its terms and in all material respects in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code.
(b)

Neither the Company, any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

	(c)	Neither the Company, any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.
(d)

Nothing has occurred that would reasonably be expected to cause any Employee Plan that is intended to be qualified under Section 401(a) not to be so qualified. The Company has provided to Purchaser copies of the most recent IRS determination, advisory and/or opinion letters with respect to each such Employee Plan.

(e)

The Company does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits with respect to current or former employees, directors or consultants, except as required to avoid excise tax under Section 4980B of the Code or comply with similar state law.

(f)

Except as set forth in Section 5.22(f) of the Disclosure Schedule, no current or former employee, director or consultant of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit as a result of the transactions contemplated by this Agreement.

(g)

There have been no prohibited transactions (within the meaning of Section 406 of ERISA or 4975 of the Code) with respect to any Employee Plan. No fiduciary (within the meaning of Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or for any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Plan. There have been no acts or omissions by any Person with respect to any Employee Plan that have given rise to, or could reasonably be expected to give rise, to any material liability under Section 502 of ERISA.

(h)

Except as set forth in Section 5.22(h) of the Disclosure Schedule, the Company does not maintain or otherwise have any liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangements. No Employee Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation, benefits or payments which could subject such service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code. No “leased employee” (within the meaning of Section 414(n) of the Code), performs any material services for the Company. The Company does not have any material liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.

5.23

Brokers’ and Finders’ Fees. The Company is not obligated to pay any fees or expenses of any broker, finder or employee of the Company in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

5.24

Indebtedness. Section 5.24 of the Disclosure Schedule sets forth a list of all agreements and other instruments under which the Company is indebted for borrowed money. Except as set forth on Section 5.24 of the Disclosure Schedule, the Company is not in default that would allow any lenders to accelerate and make immediately payable any payments due under any of the agreements or other instruments listed on Section 5.24 of the Disclosure Schedule, nor is the Company aware of any event that, with the passage of time, or notice, or both, reasonably could be expected to result in an event of material default thereunder.

5.25	Order Backlog. A true and complete list of (a) the backlog in respect of all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Persons other than Governmental Entities, and (b) the backlog in respect of all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Governmental Entities (collectively, the “Backlog”) pending as of June 30, 2009 is set forth in Section 5.25 of the Disclosure Schedule. The Backlog does not include any revenue from the sale of goods or the delivery of services by the Company that has been recognized in the Financial Statements.
5.26

Fair Labor Standards Act. Section 5.26 of the Disclosure Schedule is a complete and accurate list of all of the employees of the Company as of December 31, 2008. Each such employee is correctly categorized on Section 5.26 of the Disclosure Schedule as either “exempt” or “non-exempt” under the Fair Labor Standards Act and is paid in conformance with the requirements of applicable federal and state law.

6.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and the Company that the statements contained in this Section 6 are true and correct.
6.1

Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Purchaser has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

6.2	Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings or approvals on the part of Purchaser or the shareholders of Purchaser are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon such execution and delivery by Purchaser will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
6.3	No Conflict; Required Filings and Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to be executed and delivered by Purchaser hereunder does not, and the performance of this Agreement and such other Transaction Documents by Purchaser will not, (a) conflict with or violate the Articles of Incorporation or bylaws of Purchaser, (b) conflict with or violate any Law, or Order applicable to Purchaser or any of its subsidiaries or by which its or their respective properties are bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Purchaser or its subsidiaries of any right or benefit under, or impair Purchaser’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any Contract, Law or Order to which Purchaser or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.
6.4

Financing. Purchaser has financing sufficient for the consummation of the transactions contemplated by this Agreement, and will have on the Closing Date sufficient cash to pay the Closing Payment. Purchaser acknowledges that obtaining sufficient financing shall not be a condition to consummate the transactions contemplated by this Agreement or to any of its other obligations under this Agreement.

6.5	Litigation. There are no claims, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser which could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser has not been charged with nor is it in violation of, or in default with respect to, any Order which could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.
6.6	Investment Intent. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to any distribution thereof.
7.	Additional Agreements.
7.1

Conduct of Company Pending Closing. Seller and the Company covenant and agree that, except (i) as expressly required by this Agreement or as reasonably required in order to complete the transactions contemplated by this Agreement or for the Company to perform its obligations under this Agreement and the Transaction Documents, or (ii) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), after the date hereof and prior to the Closing Date or the termination of this Agreement:

		(a)	the Business shall be conducted only in the ordinary course of business consistent with past practice;
		(b)	the Company will not amend its Organizational Documents;
(c)

the Company shall not (i) declare, set aside or pay any dividend or other distribution payable in cash, equity or property with respect to the Interests; (ii) issue or sell any additional interests in, or securities convertible into or exchangeable for interests in, or options, warrants, calls, commitments or rights of any kind to acquire any interests in, the Company or (iii) redeem, purchase or otherwise acquire directly or indirectly any interests in the Company; provided, however, that notwithstanding the foregoing, the Company may acquire, or make payments in termination of, the Change-Of-Control Bonus Agreement and the outstanding Membership Options under the Option Plan or any Interests in the Company issued pursuant to such Membership Options, the Change-Of-Control Bonus Agreement and such other payments (whether in cash or Interest) as the Company deems reasonably necessary to cause the Company to be in compliance with Section 7.14 and 7.16 hereof;

(d)

the Company shall not (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan, except as may be required by applicable Law or (ii) increase any compensation of or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in the ordinary course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans, practices or programs;

		(e)	the Company shall not, except in the ordinary course of business consistent with past practice, acquire, sell, lease or dispose of any assets of Company;
(f)

the Company shall not: (i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than employee expense advances in the ordinary course of business, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance with respect to any such asset;

		(g)	the Company shall not enter into any Government Contract which is expected to result in a loss;
		(h)	the Company shall not acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein;
(i)

the Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

		(j)	the Company shall not change any of the accounting methods used by it unless required by GAAP or applicable Law;
(k)

the Company shall not terminate, modify or amend any Material Contract, or enter into any new Material Contract after the date hereof, other than Government Contracts in the ordinary course of business consistent with past practices, and that are not expected to result in a loss to the Company;

		(l)	the Company shall not make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate;
		(m)	the Company shall not terminate or expressly waive any material right of the Company, other than in the ordinary course of business consistent with past practice;
		(n)	the Company will not initiate any litigation or arbitration proceeding;
(o)

the Company will not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 or take or allow any action, other than the transactions contemplated by this Agreement, that would result in the termination of the Company as a validly electing S corporation within the meaning of Code Sections 1361 and 1362; and

		(p)	the Company will not authorize or enter into an agreement to do any of the foregoing.
7.2	Escrow Agreement. On or before the Closing Date, Purchaser, the Company and the Seller will execute the Escrow Agreement.
7.3	Employees. The Company will use commercially reasonable efforts in consultation with the Purchaser to retain existing employees of the Company through the Closing Date; provided, that Purchaser shall have no obligation to continue the employment of Seller’s wife from and after the Closing Date. Purchaser intends to retain the employment of substantially all employees of the Company effective upon the Closing Date, upon terms and conditions to be agreed between the Purchaser and the Company (the “Continuing Employees”), and, until the earlier of January 1, 2011 or the termination of their employment with Purchaser, to continue base salary, benefits for medical coverage, and benefits for paid time off at least comparable to the base salary, benefits for medical coverage and benefits for paid time off received by such employees immediately prior to Closing (except as to any equity compensation and any bonus compensation); provided, however (i) Continuing Employees who are participating in the Pyxis Engineering 401(k) Profit Sharing Plan (the “Pyxis 401(k) Plan”) as of the Closing Date shall be eligible to accrue a retirement benefit at least comparable to that received under the Pyxis 401(k) Plan immediately prior to closing through December 31, 2010, (ii) credit for service with the Company prior to closing shall be granted under any employee benefit plan of Purchaser under which the Continuing Employees are eligible except as to benefit accrual under any defined benefit pension plan, (iii) Continuing Employees shall not be eligible to participate in the Applied Signal Technology, Inc. 401(k) Retirement Plan while accruing a benefit under the Pyxis 401(k) Plan, (v) to the extent commercially reasonable, credit shall be granted under any health or medical plan of Purchaser under which the Continuing Employees are eligible for any co-pays, deductibles or other similar out-of-pocket expenses paid by such employees or their covered dependents under a health or medical plan of Company during the same plan year, and (iv) to the extent commercially reasonable, coverage shall not be precluded under any health or medical plan of Purchaser under which the Continuing Employees are eligible for any pre-existing condition to the extent it was covered under a health or medical plan of the Company.
7.4

Employment Agreements. In addition to the provisions of Section 7.3 above, prior to the Closing Date and as a condition to Purchaser’s obligations under this Agreement, Messrs. Eric Bennett, Mark Shadle and Michael Wagner (the “Key Employees”), will have accepted employment with Purchaser effective immediately following the Closing, and shall have executed an offer letter in substantially the form attached hereto as Exhibit B (the “Key Employee Employment Agreements”).

7.5

Non-Competition/Non-Solicitation. Seller shall, prior to and effective upon the Closing, enter into a Noncompetition and Non-Solicitation Agreement in the form attached hereto as Exhibit C-1 (the “Bennett Noncompetition Agreement”). Mark Shadle and Michael Wagner shall, prior to and effective upon the Closing, enter into Noncompetition and Non-Solicitation Agreements in the form attached hereto as Exhibit C-2 (the “Shadle/Wagner Noncompetition Agreements” and together with the Bennett Noncompetition Agreement, the “Noncompetition Agreements”).

7.6	Retention Bonus. The Purchaser shall enter into, on or prior to the Closing Date, a Retention Bonus Plan in the form of Exhibit D hereto (the “Retention Agreement”) with the Company employees (the “Bonus Plan Participants”), providing for retention payments in the respective amounts set forth with respect to each Bonus Plan Participant as provided in the Retention Agreement.
7.7	Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the transactions contemplated hereby. In the event that any approval is not obtained, Seller shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each Contract that the Company is bound by.
7.8	Confidentiality. Until the earlier of the Closing Date or its termination in accordance with its provisions, the provisions of that certain letter agreement by and between the Company and the Purchaser dated May 28, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms notwithstanding any termination of this Agreement. If this Agreement is terminated for any reason whatsoever, the Parties shall continue to be bound by the terms of the Confidentiality Agreement and the Purchaser shall return to the Company all tangible embodiments (and all copies) of “Evaluation Materials” (as defined in the Confidentiality Agreement) in accordance with the Confidentiality Agreement.
7.9

Public Announcements. Purchaser and Seller, acting on behalf of the Company, shall consult with each other before issuing any press release with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law or any listing agreement with any applicable national securities exchange, without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. From and after the Closing Date, any press release or public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall be made solely at the discretion of the Purchaser, and no other Party shall issue any press release or make any public statements about such transactions without the prior written consent of the Purchaser.

7.10	Further Assurances. From time to time, at Purchaser’s request, whether on or after the Closing Date and without further consideration, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey and transfer to Purchaser title to the Interests and to effectuate the transactions contemplated hereby.
7.11	Tax Matters.
	(a)	Tax Returns; Tax Refunds.
(i)

The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence at least ten (10) days prior to filing and shall not file any such Tax Return without the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed, or conditioned. The Seller (and, if applicable, the Additional Sellers) shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election (as described in Section 7.13) on such Tax Returns to the extent required by applicable law. The Seller (and, if applicable, the Additional Sellers) shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, but shall be reimbursed to the extent of any Section 338(h)(10) Tax Adjustment, as provided in Section 7.13 hereof. The Seller shall not file or cause to be filed any amended Tax Return or claim for Tax refund for any Tax period ending on or before the Closing Date without the written consent of the Purchaser, to the extent that such action would reasonably be expected to change the Tax liability of the Purchaser or the Company for any Tax period after the Closing Date.

(ii)

Purchaser shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns with respect to the Company which are due following the Closing Date, other than the Tax Returns described in Section 7.11(a)(i) above. Such Tax Returns shall be prepared, to the extent permitted by law, in a manner consistent with the prior practice of the Company. At least ten (10) days prior to the filing of any Tax Return with respect to any Tax period beginning prior to the Closing Date but ending after the Closing Date, Purchaser shall submit copies of such Tax Returns, in draft form, to Seller, for written approval by Seller, which approval shall not be unreasonably delayed, withheld or conditioned.

(iii)

Any Tax refunds that are received by the Company, and any Tax credits that reduce the Company’s obligations to make Tax payments after the Closing Date, shall be for the account of the Seller to the extent that such refunds or credits relate to Pre-Closing Tax Periods (as defined in Section 7.11(b) hereof), and the Company shall pay over to the Seller any such refund or the amount of any such credit within ten (10) days after receipt or use thereof to the extent not included as an asset in the Adjusted Closing Working Capital.

	(b)	Proceedings and Cooperation.
(i)

Purchaser shall communicate with Seller regarding the status of any proceedings (“Proceeding”) related to Taxes of the Company for any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date (“Pre-Closing Tax Periods”). Seller shall have the right to control the conduct and resolution of any Proceeding related to Tax matters for Pre-Closing Tax Periods; provided, however, that if any of the issues raised in such Proceeding could reasonably be expected to have an effect on the Tax liability of the Purchaser or the Company for any taxable period beginning after the Closing Date (the “Post-Closing Tax Period”), then Seller shall not settle any such Proceeding with respect to such issues without Purchaser’s written consent, which shall not be unreasonably withheld, delayed or conditioned. If Seller has the right to control the conduct and resolution of such Proceeding but elects in writing not to do so, then Purchaser shall have the right to control the conduct and resolution of such Proceeding, provided that Purchaser shall keep the Seller informed of all developments on a timely basis and Purchaser shall not resolve such Proceeding in a manner that could reasonably be expected to have an adverse effect on the Seller without the advance written consent of Seller, which shall be timely and shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Proceeding.

(ii)

Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Purchaser agree (i) to retain all books and records with respect to Taxes pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent reasonably notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, to allow such other party to take possession of such books and records.

(iii)

Purchaser, the Company and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iv)

Purchaser, the Company and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Regulations promulgated thereunder.

7.12	No Solicitation.
(a)

During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing Date, neither Seller nor the Company shall, directly or indirectly, through any officer, director, employee, affiliate, representative or agent (each a “Representative”), take any action to (a) solicit, initiate, encourage, induce, facilitate or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of interests (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (b) furnish any information regarding the Company to any Person in connection with or in response to any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (d) engage or participate in negotiations or discussions with any Person concerning any Acquisition Proposal, or (d) agree to, approve or recommend any Acquisition Proposal.

(b)

During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing Date, Seller shall promptly, and in no event later than forty-eight (48) hours after receipt by Seller, the Company or any of their Representatives of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any Person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal, notify Purchaser of such Acquisition Proposal or request for such information or for access to the Company’s properties, books or records. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact. The Company shall keep Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

7.13	Section 338 Election.
(a)

Seller and every Additional Seller agrees to join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign Tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Interests of the Company hereunder, including executing and filing IRS Form 8023 and all other forms, returns, elections, schedules, and documents required to effect the Section 338(h)(10) Election. Seller and every Additional Seller will pay any Tax, including any liability of Company for Tax, attributable to the making of the Section 338(h)(10) Election and Seller will indemnify the Purchaser and Company against any Losses arising out of any failure to pay such Tax, but shall be reimbursed to the extent of any Section 338(h)(10) Tax Adjustment, as provided hereinafter in this Section 7.13. The Purchase Price and the liabilities of the Company (plus any other relevant items) shall be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with the assets respective fair market values, as set forth on the allocation schedule (the “Allocation Schedule”). Purchaser shall deliver the Allocation Schedule to the Seller within forty-five (45) days of the Closing Date. The Seller shall have the right to review and raise any objections in writing to the Allocation Schedule for fifteen (15) days after the receipt thereof. If the Seller disagrees with respect to any material item in the Allocation Schedule, the parties shall negotiate in good faith to resolve the dispute. If the Purchaser and the Seller are unable, within fifteen (15) calendar days after receipt by the Purchaser of such notice of objections, to resolve the disputed items, such disputed items will be referred to an Independent Accounting Firm pursuant to Section 2.2(d). The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and the Seller a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for purposes of the Allocation Schedule. The fees and disbursements of the Independent Accounting Firm shall be borne equally by each party. Purchaser, Company, Seller and the Additional Sellers agree to be bound by the Allocation Schedule and act, or cause their respective Affiliates to act, in accordance with the Allocation Schedule in all federal, state and local Tax Returns (including, without limitation, Form 8883).

(b)

The Seller shall deliver to the Purchaser, within sixty (60) days after the Closing Date, a detailed computation of the Section 338(h)(10) Tax Adjustment and the Gross Up Payments and such other schedules and information that may be relevant to such computation (the “Section 338 Tax Notice”). The Seller shall prepare the Section 338 Tax Adjustment in a manner consistent with the Allocation Schedule. The “Section 338(h)(10) Tax Adjustment” is equal to the amount, if any, of any additional cash consideration that is necessary to be paid to the Seller and each Additional Seller to make the Seller and each Additional Seller whole, on an after-Tax basis, for the Company and the Seller’s and each Additional Seller’s additional Taxes attributable to the Section 338(h)(10) Election, but shall not include any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election which are imposed under Section 1374. The Section 338(h)(10) Tax Adjustment shall equal the sum of (x) the positive excess, if any, of (i) the net after-Tax proceeds that the Seller and each Additional Seller would have received and retained had the Seller and the Additional Sellers sold 100% of the Shares without a Section 338(h)(10) Election over (ii) the net after-Tax proceeds that the Seller and each Additional Seller is expected to receive and retain by selling 100% of the Shares pursuant to the terms of this Agreement with the Section 338(h)(10) Election excluding any Taxes imposed under Section 1374, plus (y) the Gross Up Payment. The Section 338(h)(10) Tax Adjustment shall be determined taking into account all appropriate federal, state, and local Tax implications (including taxes imposed on the receipt of any Gross Up Payments) in a transaction in which the installment sale method does not apply; provided, however, that in determining the net after-Tax proceeds that the Seller and each Additional Seller would have received and retained had the Seller and each Additional Seller sold 100% of the Shares without a Section 338(h)(10) Election, it shall be assumed that all deductible payments made by the Company on the Closing Date were made the day before the Closing Date. A “Gross Up Payment” shall mean, with respect to the Seller and each Additional Seller, a payment by Purchaser to Seller and each Additional Seller of an additional amount such that, after paying all federal, state and local income Taxes attributable to the receipt of amounts pursuant to this Section 7.13, the Seller and each Additional Seller have received a net after Tax amount equal to the Section 338(h)(10) Adjustment.

(c)

If the Purchaser disagrees with any item or amount set forth in the Section 338 Tax Notice, then the Purchaser shall have thirty (30) days following its receipt of the Section 338 Tax Notice (the “Tax Payment Objection Period”) to deliver written notice to the Seller (the “Tax Payment Objection Notice”) of such disagreement, which Tax Payment Objection Notice shall include an explanation of such disagreement. During the Tax Payment Objection Period, the Purchaser and its accountants will be permitted to examine the work papers and other materials used or generated by the Seller and his Tax advisors in connection with the preparation of the Section 338 Tax Notice and such other documents as the Purchaser may reasonably request in connection with its review of the Section 338 Tax Notice.

(d)

If the Purchaser provides written notice to the Seller of Purchaser’s approval of the Section 338 Tax Notice, or if the Purchaser does not timely deliver a Tax Payment Objection Notice before the expiration of the Tax Payment Objection Period with respect to the Section 338 Tax Notice, then the Section 338 Tax Notice shall be deemed to have been accepted and approved by the Purchaser and shall thereafter be final and binding upon the parties to this Agreement for purposes of this Section 7.13. If the Purchaser does timely deliver a Tax Payment Objection Notice with respect to the Section 338 Tax Notice before the expiration of the Tax Payment Objection Period, then the Section 338 Tax Notice shall not be final and binding until such objections are resolved. In resolving such objections, Purchaser and Seller if unable, within fifteen (15) calendar days after receipt by the Seller of the Tax Payment Objection Notice, to resolve the disputed items, such disputed items will be referred to an Independent Accounting Firm pursuant to Section 2.2(d). The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and Seller a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for the purposes of the amount of the Section 338(h)(10) Tax Adjustment. The fees and disbursements of the Independent Accounting Firm shall be borne equally by each party.

(e)

If the Section 338 Tax Notice, as finally determined pursuant to Section 7.13(d) above, shows the Section 338(h)(10) Tax Adjustment of greater than $0.00, then the Purchaser will pay, or cause to be paid, to the Seller (on behalf of the Seller and the Additional Sellers) the amount of such Section 338(h)(10) Tax Adjustment; provided, however, that amounts payable by Purchaser as a Section 338(h)(10) Tax Adjustment shall be limited to a maximum amount of $200,000. Any Section 338(h)(10) Tax Adjustment payable by the Purchaser to the Seller pursuant to this Section 7.13 shall be paid by the Purchaser to the Seller (on behalf of the Seller and the Additional Sellers) by wire transfer of immediately available funds within five (5) business days of the final determination thereof to a bank account designated in writing by the Seller no later than one (1) business day prior to the payment date.

7.14

Company Options and Warrants. Prior to the Closing, each option, warrant, performance share or other right to acquire an interest in the Company or in any other securities, assets or operations of the Company, whether vested or unvested, will be terminated and cancelled, unless exercised prior to Closing, and shall not be assumed by Purchaser. The Company shall take all necessary and appropriate action to cause the termination of any and all such options, warrants, performance shares or other rights to acquire an interest in the Company or in any other securities, assets, or operations of the Company that are not exercised prior to Closing. If the Membership Options are exercised prior to Closing by the Grantees and such Grantees acquire an Interest in the Company, the Company shall take all steps necessary to have such Grantees become a party to this Agreement as Additional Sellers.

7.15

Financial Audit. Prior to Closing, the Company shall deliver an audit of the Company’s financial results for the twelve months ended December 31, 2008, and for the interim period through May 31, 2009 (the “Audited Financial Statements”). The Audited Financial Statements shall not reflect any material adjustments to the unaudited financial statements for the same periods previously deliver to Purchaser by the Company.

7.16	Membership Options; Option Fee Agreement; Change in Control Agreement.
	(a)	The Membership Options under the Pyxis Engineering LLC Share Option Plan (the “Option Plan”) entered into between the Company and Michael Wagner and Mark Shadle (collectively the “Grantees”) shall be exercised in full or terminated by each of the Grantees prior to the Closing Date. If the Membership Options are exercised by any or all Grantees prior to the Closing Date and such Grantees acquire an Interest in the Company, such Grantee shall become a Party to this Agreement together with and as an Additional Seller and shall share in all of the rights and obligations of a Seller hereunder. The Option Plan shall be terminated effective as of the Closing Date.
(b)

The Option Fee Agreement dated as of May 2, 2008 between the Company and Steven Peterson shall have been fulfilled in its entirety prior to the Closing Date and all obligations of the Company to Steven Peterson under such agreement shall have been paid and satisfied in full prior to the Closing Date.

(c)

The Change in Control Bonus Agreement between the Company and Anne Smith dated June 1, 2009 (the “Change-in-Control Bonus Agreement”) shall have been terminated prior to the Closing Date and all obligations of the Company to Anne Smith under such agreement shall have been paid and satisfied in full prior to the Closing Date. Should Anne Smith become a party to the Payment and Cancellation Agreement attached hereto as Exhibit E, and pursuant thereto, Anne Smith acquires an Interest in the Company, Anne Smith shall become a Party to this Agreement together with and as an Additional Seller and shall share in all of the rights and obligations of a Seller hereunder.

7.17	Notice of Developments.
(a)

Prior to Closing, the Seller will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the Seller’s or Company’s representations and warranties in Section 4 or 5 (as modified by the Disclosure Schedules), and the Purchaser will give prompt written notice to the Seller of (i) any material adverse development causing a breach of any of its representations and warranties in Section 6. No disclosure by any Party pursuant to this Section 7.17, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy in or breach of any representation or warranty made by any Party on the date hereof.

(b)

Prior to the Closing Date, and with sufficient time for Purchaser to review the provisions thereof, the Seller may amend or supplement the Disclosure Schedules to reflect any matter that arises after the date hereof that, if existing or known on the date hereof, would have been required to be disclosed in such Disclosure Schedules (the “Updated Disclosure Schedules”); provided, however, that no such amendment or supplement shall prevent or cure any breach or inaccuracy of any representation or warranty made by the Seller on the date of this Agreement, and the Purchaser shall have all rights hereunder by reason of such breach (including all rights to terminate this Agreement by reason of any such amendment or supplement without liability of any nature to Seller as a result of such termination; provided, however, that should Purchaser elect to consummate the transactions contemplated by this Agreement following delivery of the Updated Disclosure Schedules, the Updated Disclosure Schedules shall be deemed an amendment of or supplement to, as the case may be, the Disclosure Schedule, and to qualify such representations and warranties of Seller and the Company hereunder as provided in Section 5 hereof).

7.18

Continuing Employees. Seller hereby agrees that in the event that on the date that is the 12 month anniversary of the Closing Date, at least 50% of the aggregate number of direct charged engineers that are employed by the Company on the Closing Date (the “Minimum Direct Charge Engineers”) are no longer employed by the Post-Closing Company Business or the Purchaser, Seller will pay, as liquidated damages, to the Purchaser the full amount of funds in the Escrow Fund on such date (the “Damages Relating to Minimum Direct Charge Engineers”), so long as Purchaser has not materially breached any of the Earn-Out Operating Restrictions; provided, that the failure to retain the Minimum Direct Charge Engineers shall proportionately reduce Purchaser’s obligations to make investments in capital expenditures as provided in Section 2.6(e)(ii)(e) above. The Parties acknowledge and agree that the Damages Relating to Minimum Direct Charge Engineers is reasonable in light of the actual damages that would be incurred by the Purchaser in connection with a failure to retain employment of the Minimum Direct Charge Engineers and further acknowledge and agree that such actual damages may be difficult to determine with exactness. Payment of the Damages Relating to Minimum Direct Charge Engineers as provided in this Section 7.18, shall constitute and be deemed to be the Purchaser’s sole remedy hereunder for breach of this Section. In the event of a breach of this covenant, the remaining Escrow Fund will be immediately paid and delivered to Purchaser as provided in this subsection.

7.19	Indemnification. From and after the Closing, Purchaser shall, to the fullest extent permitted by law, for a period of six (6) years after the Closing Date, honor all of the Company’s obligations to indemnify and hold harmless each present and former director, officer, manager or managing member of the Company against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the extent that such obligations to indemnify and hold harmless exist at the Closing Date; provided, however, that Purchaser shall have no obligation to indemnify any person for any liability incurred by such person pursuant to the indemnification provisions of this Agreement in Section 9 below or for any Loss for which Purchaser or any other Indemnified Party is entitled to Indemnification under Section 9 below.
8.	Deliveries at Closing; Conditions to Closing.
	8.1	Seller’s Closing Deliveries. At the Closing, Seller and/or the Company shall deliver or cause to be delivered to Purchaser:
		(a)	a certificate, dated as of the Closing Date, of an officer of the Company and Seller, certifying that each of the conditions specified in Section 8.3(a)-(c) have been satisfied in all respects;
		(b)	an interest assignment agreement in the form attached hereto as Exhibit F, evidencing the transfer of all of the issued and outstanding Interests;
		(c)	written resignations by each of the officers and directors of the Company in office immediately prior to the Closing Date;
		(d)	a certificate, dated as of the Closing Date, of an officer of the Company evidencing all necessary or appropriate corporate action to enable Company to comply with the terms of this Agreement;
		(e)	a certificate of good standing for the Company issued by the Maryland Secretary of State and dated within a reasonable period prior to the Closing;
		(f)	the opinion of Seller’s and the Company’s counsel substantially in the form of Exhibit G attached hereto and otherwise satisfactory to Purchaser and its counsel;
		(g)	the Escrow Agreement, duly executed by Company and the Seller;
		(h)	the Key Employee Employment Agreements and Noncompetition Agreements, duly executed on behalf of the employees specified therein; and
		(i)	such other documents as Purchaser or its counsel may reasonably require.
8.2	Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
	(a)	a certificate, dated as of the Closing Date, of an officer of Purchaser certifying that each of the conditions specified in Section 8.4(a)-(b) have been satisfied in all respects;
	(b)	the Escrow Agreement, duly executed by Purchaser;
	(c)	the Closing Payment;
	(d)	the Key Employee Employment Agreements, Noncompetition Agreements, and Retention Agreement, duly executed on behalf of the Purchaser; and
	(e)	such other documents as Seller or its counsel may reasonably require.
8.3	Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the following conditions, any of which may be waived by it in writing in its sole discretion:
(a)

Compliance by Seller and the Company. Seller, any Additional Seller and the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller and Company, as applicable, prior to or on the Closing Date, including, but not limited to the delivery by Seller and Company of the items set forth in Section 8.1 hereof.

(b)

Accuracy of Representations of Seller, any Additional Seller and the Company. The representations and warranties of the Seller, any Additional Seller and the Company set forth in Sections 4 and 5 hereof (as modified by the Disclosure Schedules) shall be true and correct in all material respects at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement will be disregarded.

(c)

Material Adverse Effect. There shall have been no event or occurrence which has had, or is reasonably likely to have, a Material Adverse Effect on the Company, including any action taken by any Governmental Entity against the Company.

	(d)	Material Contracts. There shall have been no termination, material amendment or material delay of any of the Material Contracts listed on Schedule 8.3(d).
	(e)	Employment Agreements. The Key Employees shall have accepted employment with the Purchaser and entered into the Key Employee Employment Agreements.
(f)

Audited Financial Statements. The Audited Financial Statements shall have been completed and the Company shall have delivered the Audited Financial Statements to Purchaser, showing no material adjustments to the unaudited financial statements previously delivered for the same period.

(g)

Options and Warrants. All Membership Options entered into between the Company and the Grantees shall have been exercised or terminated prior to the Closing pursuant to the terms of Sections 7.14 and 7.16. Any and all options, warrants, performance shares or other rights to acquire an interest in the Company or in any other securities, assets or operations of the Company in addition to the Membership Options that are outstanding shall be terminated and cancelled prior to the Closing. The Option Fee Agreement between the Company and Steven Peterson dated May 2, 2008 shall have been fulfilled in its entirety and all obligations of the Company to Steven Peterson thereunder shall have been paid in full, and the Change in Control Bonus Agreement between the Company and Anne Smith dated June 1, 2009 shall have been terminated and all obligations of the Company to Anne Smith thereunder shall have been paid in full.

(h)

Third Party Consents. All consents or Approvals required to be obtained in connection with the transactions contemplated by this Agreement, as set forth on Schedule 8.3(h), shall have been obtained and shall be in full force and effect.

(i)

Governmental Entity Consents. All consents or approvals required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement as set forth on Schedule 8.3(i) shall have been obtained and shall be in full force and effect.

	(j)	Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.
(k)

No Governmental Litigation. To the Knowledge of Company and Seller, there shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party, and neither Purchaser nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the purchase of the Interests hereunder and seeking to obtain from Purchaser or any of its Subsidiaries, or the Company or Seller, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Interests; (iv) terminating or canceling any material Government Contract; or (v) that would materially and adversely affect the right of Purchaser or the Company to own the assets or operate the Business.

8.4	Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions, any of which may be waived by it in its sole discretion:
(a)

Compliance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, including, but not limited to the delivery by Purchaser of the items set forth in Section 8.2 hereof.

(b)

Accuracy of Purchaser’s Representations. The representations and warranties of the Purchaser as set forth in Sections 6 hereof shall be true and correct in all material respects at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement will be disregarded.

(c)

Third Party Consents. All consents or Approvals required to be obtained in connection with the transactions contemplated by this Agreement as set forth on Schedule 8.3(h) shall have been obtained and shall be in full force and effect.

(d)

Governmental Entity Consents. All consents or approvals required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement as set forth on Schedule 8.3(i) shall have been obtained and shall be in full force and effect.

	(e)	Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.
(f)

No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Purchaser nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the purchase of the Interests hereunder and seeking to obtain from Purchaser or any of its Subsidiaries, or the Company or Seller, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Interests; (iv) terminating or canceling any material Government Contract; or (v) that would materially and adversely affect the right of Purchaser or the Company to own the assets or operate the Business.

9.	Survival and Indemnification.
	9.1	Survival of Representations, Warranties and Agreements.
(a)

All of the representations, warranties, covenants and agreements made herein by the Company and Seller shall survive the execution and delivery of this Agreement until the date that is eighteen (18) months after the Closing Date, except for (a) Section 5.9, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Taxes to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 5.9 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the Party asserting such claim shall have given notice to the other Parties to this Agreement prior to the termination of such period of reasonable belief that a Tax liability will subsequently arise therefrom, and (b) Sections 4.3, 5.3 and 5.20, which shall survive until the lapse of the statute of limitations with respect thereto; provided, however, that, notwithstanding the foregoing, this Section 9 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms. All of the representations, warranties, covenants and agreements made herein by any Additional Seller under Sections 4.1, 4.2 or 4.3 hereunder shall survive the execution and delivery of this Agreement until the date that is eighteen (18) months after the Closing Date.

(b)

The right of any party (a “Damaged Party”) to recover any relief (including, without limitation, for any Losses)) against any other party (a “Damaging Party”) resulting from, arising out of or incurred with respect to any inaccuracy in, breach or violation of or default under any particular representation or warranty contained in this Agreement shall terminate upon, and be forever barred from and following, the termination under Section 9.1(a) of such representation or warranty; provided, however, if the Damaged Party provides to the Damaging Party in good faith written notice, prior to the day of termination of such representation or warranty, of a claim pertaining to the Damaging Party’s inaccuracy in, breach or violation of or default under such representation or warranty (which notice shall contain all information required of a Claim Notice (as defined and described in Section 9.5), then, subject to the other provisions of this Section 9, such claim of such Damaged Party shall survive termination of such representation or warranty. Except as expressly provided in this Section 9.1(b), upon termination of any particular representation or warranty contained in this Agreement, no Damaged Party shall be entitled to recover any relief (including, without limitation, for any Losses) resulting from, arising out of or incurred with respect to any inaccuracy in, breach or violation of or default under such terminated representation or warranty.

9.2

Indemnification by Seller and any Additional Seller. Except as otherwise provided in this Section 9, from and after the Closing, Seller agrees to indemnify, defend and hold harmless each of Purchaser, the Company and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each an “Indemnified Party”) to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of (a) any breach of or default in connection with any representations or warranties given or made by Seller or the Company herein, (b) any failure to perform or breach of any covenants or agreements given or made by Seller or the Company herein, (c) any breach by Seller of his obligations under the Noncompetition Agreement, (d) any obligation under or liability pursuant to any car leases of the Company or Seller, (e) any liability related to or as a result of the employment of Seller’s wife by the Company, or as a result of any payment made to Seller’s wife at any time, including any liability that may be incurred for any failure to withhold any employment tax or other amounts due on any amounts paid to Seller’s wife at any time, and (f) any liability or Losses incurred by Purchaser related to the use of any real or personal property owned by any employee of the Company in the Business. Each Additional Seller agrees to indemnify, defend and hold harmless each Indemnified Party to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of any breach of or default in connection with any representations or warranties given or made solely by such Additional Seller herein in Sections 4.1, 4.2 or 4.3 hereof.

9.3	Limitations on Indemnification.
(a)

Seller shall not be obligated to make any payment for indemnification pursuant to Section 9.2 until the aggregate amount of indemnification payments under such Section exceeds $250,000 (the “Threshold Amount”), whereupon Seller shall be obligated to pay in full all such amounts for Losses incurred above such Threshold Amount up to his pro rata share of the Escrow Fund. However, this Section 9.3 shall not apply to (i) Losses related to a breach of the representations and warranties contained in Sections 4.3, 5.3, 5.9 and 5.20, or (ii) any willful misrepresentation with intent to defraud or criminal activity resulting in a felony conviction for which all appeals have been exhausted, and Seller shall be liable for all Losses with respect to such breaches up to the full amount of his pro rata share of the Purchase Price, including any Earn-Out Distribution Amount paid to or earned by Seller, and provided, further, that this Section 9.3 shall not apply to the Damages Relating to Minimum Direct Charge Engineers payable to Purchaser pursuant to Section 7.18.

(b)

Except in the case of willful misrepresentation with intent to defraud or criminal activity resulting in a felony conviction for which all appeals have been exhausted by the applicable Party, the Parties hereto acknowledge and agree, the indemnification provisions in this Section 9 shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement.

9.4

Maximum Indemnification Limitations. Neither Seller nor any Additional Seller shall be obligated to make any payment or payments pursuant to this Section 9 in an aggregate amount in excess of his or her pro rata portion of the Escrow Fund (the “Indemnification Cap”), provided, however, that the Indemnification Cap shall not apply to (i) any liabilities of Seller pursuant to representations or warranties in Sections 4.3, 5.3, 5.9 or 5.20, or (ii) any willful misrepresentation with intent to defraud or criminal activity resulting in a felony conviction for which all appeals have been exhausted, and Seller shall be liable for all Losses with respect to such breaches up to the amount of his pro rata share of the Purchase Price, including any Earn-Out Distribution Amount paid to or earned by Seller; provided that the right of any Indemnified Party to recover from Seller as to any Earn-Out Distribution that has been earned but not yet paid shall be limited to the right to offset such Losses against the Earn-Out Distribution that would otherwise be payable to Seller. In order to fulfill Seller’s obligations hereunder, Purchaser shall have recourse (i) first to the Escrow Fund and (ii) second by any further remedies available to Purchasers in law or in equity, provided that the aggregate maximum liability of Seller described above is not exceeded. Purchaser’s recourse against any Additional Seller shall be limited to such Additional Seller’s pro rata portion of the Escrow Fund. The provisions of this Section 9.4 shall not limit, in any manner, any remedy at law or in equity to which any Party shall be entitled against any other Party as a result of (i) willful misrepresentation with intent to defraud by such other Party or any of their respective representatives or (ii) the breach by a Party of any covenant or agreement of such Party which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms.

9.5	Procedures for Indemnification.
(a)

Indemnified Party(ies) may seek indemnification from the other party (the “Indemnifying Party”) for any Losses with respect to the indemnification claim of the Indemnifying Party under this Agreement (an “Indemnification Claim”) by providing written notice (a “Claim Notice”) to the Indemnifying Party specifying in reasonable detail the Losses claimed (and a reasonable estimate thereof), the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or Claim to which such item is related and the relevant sections of this Agreement breached and all material facts in the knowledge of such Indemnified Party pertaining to such Indemnification Claim. If such Claim Notice is delivered by an Indemnified Party that is seeking payment from the Escrow Fund for Losses described in such Claim Notice, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent simultaneously with delivery to the Indemnifying Party. If the Indemnifying Party with respect to such Indemnification Claim: (i) agrees with the Indemnified Party with respect to such Indemnification Claim, a memorandum setting forth such agreement shall be prepared and signed by both parties or (ii) disputes the existence or the amount of such Indemnification Claim, the Indemnifying Party shall notify the Indemnified Party in writing (with reasonable specificity) within 20 business days following the Indemnifying Party’s receipt of the Claim Notice (the “Response Notice”) and the parties will negotiate in good faith to resolve such Indemnification Claim for up to 20 business days or such other period of time as the parties mutually agree. If the Response Notice is in response to a Claim Notice for Losses for which an Indemnified Party is seeking payment from the Escrow Fund, a copy of such Response Notice shall be delivered to the Escrow Agent simultaneously with delivery to the Indemnified Party. If the parties should then so agree with respect to such Indemnification Claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if appropriate, delivered to the Escrow Agent.

(b)

If no Response Notice is received by the Indemnified Party within 20 business days after the Indemnifying Party’s receipt of the Claim Notice, the matter shall be deemed undisputed and the Indemnifying Party shall indemnify the Indemnified Party for the Losses (and, if applicable, the Escrow Agent shall be entitled to release the amount of the Losses from the Escrow Account). If the parties are unable to agree within the 20 business day negotiation period specified in Section 9.5(a) after the Indemnified Party’s receipt of a Response Notice, then the matter shall be immediately submitted to arbitration under the provisions of the Escrow Agreement. Any decision of the arbitrator with respect to both the existence and amount of such Indemnification Claim shall be final and binding on the parties hereto.

9.6	Third-Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which could result in Losses for which it or any other Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall promptly and without delay notify the Indemnifying Party of such third party claim, such notice setting forth such material information with respect to the third-party claim as is reasonably available to the Indemnified Party. The failure of an Indemnified Party to notify the Indemnifying Party in accordance with this Section 9.6 shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 9 unless, and only to the extent that, such failure to notify results in such Indemnifying Party’s loss of substantive or practical rights or defenses or the ability to mitigate damages that may have been mitigated in the event that the Party had been timely notified. If a third party Claim is brought against any Indemnified Party, the Indemnifying Party shall be entitled, upon written notice to the Indemnified Party within 30 business days after the receipt of the Claim Notice, to assume the defense at its own expense with counsel reasonably acceptable to such Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, the election by such Indemnifying Party to assume such defense shall not preclude the Party against which such claim has been made also from participating or continuing to participate in such defense, so long as such Party bears its own legal fees and expenses for so doing. Notwithstanding the foregoing, in any Indemnification Claim in which both an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right, at Indemnifying Party’s reasonable expense, to employ separate counsel and to control its own defense of such Indemnification Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action, between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third-party, as such expenses are incurred. Each Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Indemnification Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Indemnification Claim.
9.7	Definition of Loss. For purposes of this Section 9, the term “Losses” shall mean all Losses net of:
(a)

any insurance proceeds actually recovered and any indemnity, contribution or other similar payment actually received by the Indemnified Party (it being understood that the Indemnified Party shall pursue such proceeds or payments in good faith) with respect to such claim (such proceeds or payments to be paid over to the Indemnifying Party up to the amount paid by the Indemnifying Party if received after payment of the Loss by the Indemnifying Party), in each case such amounts actually received shall, for the purposes of determining the amount of a Loss, be reduced by the amount of the fees, expenses and other out-of-pocket costs incurred to collect such amounts;

(b)

an amount equal to the present value of the Tax Benefit (as defined below), if any, available to or taken by the Indemnified Party attributable to such Loss. For purposes of this subsection, “Tax Benefit” means, after utilizing all deductions, credits and losses otherwise available or reasonably anticipated to be available to it, any refund of Taxes paid or an actual reduction in the amount of Taxes (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitled to refund, credit or otherwise) that would otherwise be required or reasonably anticipated to be required to be paid in the particular year;

(c)

any Loss to the extent (i) such Loss relates to a liability or matter with respect to which the aggrieved party has made recovery from a person or entity other than another party to this Agreement (to the extent of such recovery) pursuant to any indemnification or contribution by or indemnification agreement with or any other similar payment by any third party and actually received by the Indemnified Party or any of its affiliates with respect to such claim, or (ii) such Loss would not have arisen solely but for the voluntary act or omission after the Closing of the aggrieved party or at the request of the aggrieved party (each source named in subsections (a), (b) and (c)(i), a “Collateral Source”). The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. Notwithstanding any provision of this Section 9, consequential, incidental and punitive damages, or any damages to the extent attributable to a failure to mitigate damages, shall not constitute Losses.

10.	Termination; Remedies.
	10.1	Termination. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating Party to the other Party as follows:
		(a)	by the mutual written consent of Purchaser and Seller;
(b)

by either Purchaser or the Seller, if the Closing shall not have been consummated by the end of business on the day forty-five (45) days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)

by either Purchaser or Seller if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(d)

by Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.3 (in the case of termination by Purchaser) or Section 8.4 (in the case of termination by the Company or the Seller) not to be satisfied and (ii) shall not have been cured within 20 business days following receipt by the breaching Party of written notice of such breach from the other Party.

10.2

Effect of Termination. Sections 7.8 and 11 shall remain in full force and effect and survive any termination of this Agreement. Except as provided in the preceding sentence, in the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser, the Company, Seller, any Additional Seller or their respective officers, directors or members. Notwithstanding the foregoing, where a termination results from the willful breach with intent to defraud by a Party of any of its representations, warranties or covenants set forth in this Agreement, the non-breaching Party or parties shall have such rights as may be available to such Party or Parties under applicable law.

11.	Miscellaneous.
11.1

Waivers. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

11.2	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (i) on the day of delivery if delivered personally, (ii) two business days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next business day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent by facsimile (with a copy promptly sent by registered or certified mail return receipt requested), to the other Party at the following address (or to such person or persons or such other address or addresses as a Party may specify by notice pursuant to this provision):
(a)

If to Purchaser, to:

Applied Signal Technology, Inc.
460 West California Avenue
Sunnyvale, California 94086
Attention: Chief Financial Officer
Facsimile: (408) 738-1928

With a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention: Sally Rau, Esq.
Facsimile: (650) 687-1189

	(b)	If to the Company, to: Pyxis Engineering LLC 6700 Purple Martin Court Eldersburg, Maryland 21784 Attention: Eric Bennett Facsimile: (410) 781-6625
(c)

If to Seller, to:

Eric Bennett
6700 Purple Martin Court
Eldersburg, Maryland 21784
Facsimile: (410) 781-6625

With a copy to:

Venable LLP
575 7th Street, NW
Washington, DC 20004
Attention: Thomas D. Washburne, Jr., Esq.
Fax: (202) 344-4068

11.3

Amendments. This Agreement may not be amended except by an instrument in writing signed by the Parties. Any agreement on the part of Purchaser or Seller hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Parties.

11.4

Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of, and accrued by the Party incurring such expense; provided, however, that Purchaser shall assume and pay, against invoices reasonably submitted in support thereof, the Company’s reasonable legal, accounting, financial fees and expenses, and internal out-of-pocket travel and incidental expenses of Seller and the Company (the “Transaction Expenses”) incurred in connection with this Agreement or the transactions contemplated by this Agreement up to the sum of $150,000. To the extent that Purchaser incurs any liability for payment of Transaction Expenses in excess of $150,000 (the “Excess Transaction Expenses”), including any Transaction Expenses that are not paid as of the Closing Date and that become payable by the Company or Purchaser following the Closing Date, Purchaser shall be reimbursed for such Excess Transaction Expenses from the amounts to be contributed to the Escrow Fund. Such Excess Transaction Expenses shall constitute Losses for which Purchaser shall be entitled to indemnification against Seller pursuant to Section 9, and in repayment of which Purchaser shall be entitled to payment from the Escrow Fund.

11.5

Assignment; Third-Party Beneficiaries. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other. There shall be no third-party beneficiaries of this Agreement.

11.6	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
11.7	Jurisdiction, Venue and Waiver of Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the Delaware state courts of competent jurisdiction or in the United States District Court applicable to Delaware. ALL PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HEREBY IRREVOCABLY CONSENT AND AGREE THAT SERVICE OF PROCESS MAY BE EFFECTED HEREUNDER BY DELIVERY OF NECESSARY DOCUMENTATION VIA A COMMON CARRIER WITH INTERNATIONAL OPERATIONS AND REPUTATION AND SUCH SERVICE OF PROCESS SHALL BE DEEMED MADE UPON RECEIPT OF CONFIRMATION OF DELIVERY.
11.8	Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail.
11.9	No Implied Waiver. No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
11.10	Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.
11.11	Amendments; Actual Waivers. This Agreement may not be amended except by an instrument in writing signed by the Parties. Any agreement on the part of Purchaser or Seller hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Parties.
11.12

Headings. The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.

11.13

Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11.14

Specific Performance. Seller, Purchaser and the Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.15

No Presumption Regarding Drafter. The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Purchaser or Seller to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER
APPLIED SIGNAL TECHNOLOGY, INC.
By: /s/ WILLIAM VAN VLEET III Name: William Van Vleet III Title: President and Chief Executive Officer

COMPANY
PYXIS ENGINEERING LLC
By: /s/ ERIC BENNETT Name: Eric Bennett Title: Managing Member, President and Chief Executive Officer

SELLER
ERIC BENNETT
/s/ ERIC BENNETT

[Signature Page to Purchase Agreement]

The undersigned hereby agrees, effective as of the date of this Agreement, to become a party to this Agreement and to be included within the term “Additional Seller” (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is set forth after his or her signature below:

By: /s/ MARK SHADLE
Print Name: Mark Shadle

By: /s/ MICHAEL WAGNER
Print Name: Michael Wagner

By: /s/ ANNE SMITH
Print Name: Anne Smith

[Signature Page to Purchase Agreement]

1.	Purchase and Sale of the Interests
2.	Purchase Price
2.1	Consideration
2.2	Working Capital Adjustment
2.3	Closing Payment
2.4	Escrow Fund
2.5	Payment of Transfer Taxes and Fees
2.6	Earn-Out Payments
3.	Closing
4.	Representations and Warranties of the Seller and Additional Sellers
4.1	Authority Relative to this Agreement
4.2	No Conflict; Required Filings and Consents
4.3	Title to Interests
5.	Representations and Warranties of the Seller and the Company
5.1	Corporate Existence of the Company
5.2	Authority and Binding Obligation
5.3	Interests in the Company
5.4	No Conflicts
5.5	Financial Information
5.6	No Undisclosed Liabilities
5.7	Absence of Changes or Events
5.8	Subsidiaries
5.9	Taxes
5.10	Accounts Receivable
5.11	Transactions with Interested Persons
5.12	Title to Real Property
5.13	Government Contracting
5.14	Export Control Laws; Encryption and Other Restricted Technology
5.15	Patents, Trademarks, Tradenames, Service Marks and Copyrights
5.16	Insurance
5.17	Contracts and Commitments
5.18	Litigation
5.19	Compliance with Laws and Regulatory Audits
5.20	Environmental Matters
5.21	Employees
5.22	Employee Benefit Plan and Related Matters
5.23	Brokers’ and Finders’ Fees
5.24	Indebtedness
5.25	Order Backlog
5.26	Fair Labor Standards Act
6.	Representations and Warranties of Purchaser
6.1	Organization and Qualification
6.2	Authority Relative to this Agreement
6.3	No Conflict; Required Filings and Consents
6.4	Financing
6.5	Litigation
6.6	Investment Intent
7.	Additional Agreements
7.1	Conduct of Company Pending Closing
7.2	Escrow Agreement
7.3	Employees
7.4	Employment Agreements
7.5	Non-Competition/Non-Solicitation
7.6	Retention Bonus
7.7	Cooperation
7.8	Confidentiality
7.9	Public Announcements
7.10	Further Assurances
7.11	Tax Matters
7.12	No Solicitation
7.13	Section 338 Election
7.14	Company Options and Warrants
7.15	Financial Audit
7.16	Membership Options; Option Fee Agreement; Change in Control Agreement
7.17	Notice of Developments
7.18	Continuing Employees
7.19	Indemnification
8.	Deliveries at Closing; Conditions to Closing
8.1	Seller’s Closing Deliveries
8.2	Purchaser’s Closing Deliveries
8.3	Conditions to Obligations of Purchaser
8.4	Conditions to Obligations of Seller
9.	Survival and Indemnification
9.1	Survival of Representations, Warranties and Agreements
9.2	Indemnification by Seller and any Additional Seller
9.3	Limitations on Indemnification
9.4	Maximum Indemnification Limitations
9.5	Procedures for Indemnification
9.6	Third-Party Claims
9.7	Definition of Loss
10.	Termination; Remedies
10.1	Termination
10.2	Effect of Termination
11.	Miscellaneous
11.1	Waivers
11.2	Notices
11.3	Amendments
11.4	Expenses
11.5	Assignment; Third-Party Beneficiaries
11.6	Governing Law
11.7	Jurisdiction, Venue and Waiver of Jury Trial
11.8	Counterparts
11.9	No Implied Waiver
11.10	Entire Agreement
11.11	Amendments; Actual Waivers
11.12	Headings
11.13	Severability
11.14	Specific Performance
11.15	No Presumption Regarding Drafter
ANNEX A	DEFINITIONS

Exhibits and Schedules

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Key Employee Employment Agreement
Exhibit C	Form of Noncompetition Agreement
Exhibit D	Form of Retention Agreement
Exhibit E	Form of Payment and Cancellation Agreement
Exhibit F	Form of Interest Assignment Agreement
Exhibit G	Form of Opinion of Seller and Company Counsel

ANNEX A
DEFINITIONS

Definitions. Except as otherwise set forth therein, as used in this Agreement and the Exhibits and Schedules to this Agreement, the following definitions shall apply:

“Adjusted Purchase Price” means the amount of the Closing Payment as adjusted following the final determination of the Final Closing Working Capital.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Party.

“Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business” means the current business of the Company, and shall be deemed to include any of the following incidents of such current programs: income, cash flow, operations, condition (financial or otherwise), assets, revenues, prospects, liabilities, personnel and management. The current business of the Company includes software engineering, system and database administration, systems engineering, information assurance, and project management services for the Department of Defense and Intelligence Community, including cleared system software development, systems architecture, application performance management, web portal development, data management, and data mining.

“Change of Control” means (a) a merger, recapitalization, reorganization or consolidation or the sale, or exchange by the shareholders of Purchaser of all or substantially all of the capital stock of Purchaser, where the shareholders of Purchaser immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, or (b) the sale or exchange of all or substantially all of Purchaser’s assets (other than a sale or transfer to a subsidiary of Purchaser as defined in section 424(f) of the Code) where the shareholders of Purchaser immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring Purchaser’s assets.

“Claims” means losses, actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any option, pledge, security interest, claim, lien (other than (a) liens for Taxes not yet due and for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business securing obligations that are not overdue, (c) purchase money liens, or (d) liens that are otherwise disclosed in the Disclosure Schedule,), charge, encumbrance, easement, covenant, lease, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

“GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Government Contract” means any Contract to which the Company and any Governmental Entity is a party, and any active contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a contract with a Governmental Entity. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indebtedness” means, as to the Company, (a) all obligations for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by the Company regardless of whether the indebtedness secured thereby shall have been assumed by Company or is non-recourse to the credit of Company, and (g) any direct or indirect liability with respect to any indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or other-wise (the “Primary Obligation”) of another Person (the “Primary Obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any property constituting direct or indirect security therefore, (ii) to advance or provide funds (x) for the payment or discharge of any such Primary Obligation, or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss or failure or inability to perform in respect thereof.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of Eric Bennett, Mark Shadle and Michael Wagner; (ii) with respect to the Seller, the actual knowledge after reasonable inquiry of Eric Bennett; and (iii) with respect to the Purchaser, the actual knowledge after reasonable inquiry of Purchaser’s Chief Executive Officer and Purchaser’s Chief Financial Officer.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Losses” means any and all Claims (including, without limitation, any Claim by a third-party), damages, expenses (including reasonable fees, disbursements and other reasonable charges of counsel incurred by an Indemnified Party in any action between Seller or any Additional Seller and an Indemnified Party or between an Indemnified Party and any third-party) or other liabilities.

“Material Adverse Effect” means any event, occurrence, change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company or the Purchaser, as the case may be, and their respective subsidiaries, if any, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of a Party to perform on a timely basis any of its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (a) (i) any change with respect to a Party resulting from conditions affecting the industry in which such Party operates or from changes in general business or economic conditions other than any such change which has a disproportionately adverse effect on the Party when compared to the industry or the general economy, as the case may be, taken as a whole; (ii) any change with respect to a Party resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, other than as provided in Section 8.3(d) of this Agreement; (iii) any change with respect to a Party resulting from compliance by such Party with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iv) any change with respect to the Company resulting from the operation of the Company by the Purchaser from and after the Closing Date; and (v) any matter disclosed in the Company Disclosure Schedule, (vi) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, that does not disproportionately impact the Party or its Subsidiaries as compared with other Persons operating in the industry in which the Company or its Subsidiaries operate; (vii) any adverse change, event, development, or effect arising from or relating solely to financial, banking, or securities markets (including any disruption or failure thereof and any decline in any market index); (viii) changes in United States generally accepted accounting principles that do not disproportionately impact the Party or its Subsidiaries as compared with other Persons operating in the industry in which the Company or its Subsidiaries operate; and (ix) changes in any Laws that do not disproportionately impact the Party or its Subsidiaries as compared with other Persons operating in the industry in which the Company or its Subsidiaries operate; and (b) any adverse change in or effect of the Business that is cured by Company before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10 hereof.

“Material Contract” means any contract, agreement or commitment to which the Company is a party: (i) with expected receipts or expenditures in excess of $50,000; (ii) requiring the Company to indemnify any Person; (iii) granting any exclusive rights to any party; (iv) evidencing indebtedness for borrowed or loaned money, or guarantees of such indebtedness in excess of $5,000; (v) with any member or Affiliate of the Company; (vi) that is not entered in the ordinary course of business; (vii) that in any way purports to restrict the business activity of the Company or to limit the freedom of the Company to engage in any line of business or to compete with the Company; (viii) with expected annual expenditures for any individual contract or any group of contracts in the aggregate in excess of $50,000 relating to the employment of, or the performance of services by, an employee or consultant, or pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director; (ix) (a) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (b) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (c) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities; (x) relating to the acquisition, transfer, development, sharing or license of any Intellectual Property Rights involving payment in excess of $10,000 or that is otherwise material to the Company; (xi) relating to any mortgages, indentures, or real property leases. A task, purchase or delivery order under a Material Contract shall not constitute a separate Material Contract for purposes of this definition, but shall be part of the Material Contract to which it relates.

“Most Recent Balance Sheet” means the balance sheet of the Company as of May 31, 2009 that is included in the Financial Statements.

“Order” means any order, injunction, judgment, decree, ruling, writ, and assessment or arbitration award issued by a Governmental Entity.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization a Governmental Entity or any other entity.

“Receivables” means the Company’s accounts receivable determined in accordance with GAAP.

“Tax” or “Taxes” means all U.S. federal, state, local or foreign taxes, charges, fees, imposts, duties, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, and any liability in respect of taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” means any report, return, claim for refund, amended return, document, declaration or other information or filing required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Key Employee Employment Agreements, the Escrow Agreement, the Retention Agreements and each of the other documents, agreements and certificates delivered in connection with this Agreement.

Term	Section
“Accelerated Earn-Out Payment”	Section 2.6(f)
“Acquisition Proposal”	Section 7.12(a)
“Additional Seller”	Section 1
“Adjusted Closing Balance Sheet”	Section 2.2(b)
“Adjusted Closing Working Capital”	Section 2.2(b)
“Adjustment Audit”	Section 2.2(b)
“Adjustment Rules”	Section 2.2(b)
“Agreement”	Preamble
“Allocation Schedule”	Section 7.13(a)
“Audit Election Date”	Section 2.2(b)
“Audited Financial Statements”	Section 7.15
“Backlog”	Section 5.25
“Bennett Noncompetition Agreement”	Section 7.5
“Bonus Plan Participants”	Section 7.6
“CERCLA”	Section 5.20(b)
“Change-in-Control Bonus Agreement”	Section 7.16(c)
“Claim Notice”	Section 9.5(a)
“Closing”	Section 3
“Closing Date”	Section 3
“Closing Payment”	Section 2.1
“Closing Working Capital”	Section 2.2(a)
“Code”	Section 5.9(i)
“Collateral Source”	Section 9.7
“Company”	Preamble
“Company Accounting Rules”	Section 2.2(a)
“Company Intellectual Property Rights”	Section 5.15(b)
“Company Government Subcontracts”	Section 5.13(a)
“Confidentiality Agreement”	Section 7.8
“Continuing Employees”	Section 7.3
“Damaged Party”	Section 9.1(b)
“Damages Relating to Minimum Direct-Charge Engineers”	Section 7.18
“Damaging Party”	Section 9.1(b)
“Disclosure Schedule”	Section 4
“EAR”	Section 5.14
“Earn-Out Certification”	Section 2.6(c)
“Earn-Out Certification Date”	Section 2.6(c)
“Earn-Out Dispute Notice”	Section 2.6(c)
“Earn-Out Distribution Amount”	Section 2.6
“Earn-Out Period”	Section 2.6
“Earn-Out Operating Restrictions”	Section 2.6(e)(ii)
“Employee Plans”	Section 5.22(a)
“ERISA”	Section 5.22(a)
“ERISA Affiliate”	Section 5.22(a)
“Escrow Agent”	Section 2.3(b)
“Escrow Agreement”	Section 2.4
“Escrow Fund”	Section 2.3(b)
“Estimated Closing Balance Sheet”	Section 2.2(a)
“Estimated Closing Working Capital	Section 2.2(a)
“Estimated Working Capital Deficit	Section 2.2(a)
“Estimated Working Capital Surplus”	Section 2.2(a)
“Evaluation Materials”	Section 7.8
“Excess Transaction Expenses”	Section 11.4
“Final Closing Working Capital”	Section 2.2(e)
“Financial Statements”	Section 5.5(a)
“Government Bids”	Section 5.13(a)
“Gross-Up Payment”	Section 7.13(b)
“Grantees”	Section 7.16(a)
“Indemnification Cap”	Section 9.4
“Indemnification Claim”	Section 9.5(a)
“Indemnified Party”	Section 9.2
“Indemnifying Party”	Section 9.5(a)
“Independent Accounting Firm”	Section 2.2(d)
“Intellectual Property Rights”	Section 5.15(a)
“Interests”	Preamble
“ITAR”	Section 5.14
“Key Employees”	Section 7.4
“Key Employees Employment Agreements”	Section 7.4
“Losses”	Section 9.7
“Maximum Earn-Out Distribution Amount”	Section 2.6(b)
“Membership Interests”	Preamble
“Membership Options”	Section 5.3
“Minimum Direct-Charge Engineers”	Section 7.18
“Most Recent Balance Sheet Date”	Section 5.5(a)
“Noncompetition Agreements”	Section 7.5
“Notice of Objection”	Section 2.2(c)
“Option Plan”	Section 7.16(a)
“Organizational Documents”	Section 4.3
“Parties”	Section 1
“Party”	Section 1
“Post-Closing Company Business”	Section 2.6(a)
“Post-Closing Tax Periods”	Section 7.11(b)(i)
“Pre-Closing Tax Periods”	Section 7.11(b)(i)
“Proceeding”	Section 7.11(b)(i)
“Proprietary Rights”	Section 5.15(c)
“Purchase Price”	Section 2.1
“Purchaser”	Preamble
“Purchaser Accounting Rules”	Section 2.6(a)
“Purchaser Audit Election Notice”	Section 2.2(b)
“Purchaser Elected Audit”	Section 2.2(b)
“Purchaser Services Business”	Section 2.6(a)
“Pyxis 401(k) Plan”	Section 7.3
“Representative”	Section 7.12(a)
“Response Notice”	Section 9.5(a)
“Retention Agreement”	Section 7.6
“Section 338 Tax Notice”	Section 7.13(b)
“Section 338(h)(10) Election”	Section 7.13(a)
“Section 338(h)(10) Tax Adjustment”	Section 7.13(b)
“Seller”	Preamble
“Seller Audit Election Notice”	Section 2.2(b)
“Seller Requested Audit”	Section 2.2(b)
“Service Providers”	Section 5.21(a)
“Shadle/Wagner Noncompetition Agreements”	Section 7.5
“Target Revenues”	Section 2.6(a)
“Target Working Capital”	Section 2.2(a)
“Tax Benefit”	Section 9.7(b)
“Tax Payment Objection Notice”	Section 7.13(c)
“Tax Payment Objection Period”	Section 7.13(c)
“Third Party Intellectual Property Rights”	Section 5.15(b)
“Threshold Amount”	Section 9.3(a)
“Threshold Target Revenues”	Section 2.6(b)
“Transaction Expenses”	Section 11.4
“Updated Disclosure Schedules”	Section 7.17(b)
“Working Capital Adjustment Amount”	Section 2.2(g)
“Working Capital Adjustment Cap”	Section 2.2(a)

Exhibit 99.1

Press Release dated September 1, 2009 announcing acquisition of Pyxis Engineering LLC

Applied Signal Technology, Inc. Acquires Pyxis Engineering
– Gains Significant Immediate Presence in Cyber Intelligence Market –

SUNNYVALE, California, September 1, 2009 – Applied Signal Technology, Inc. (AST) (NASDAQ: APSG), a market leader in advanced intelligence, surveillance, and reconnaissance (ISR) solutions, today announced that it has completed the acquisition of Pyxis Engineering, a privately-held company that specializes in systems engineering, software engineering, application architecture, cloud computing, advanced data operations, enterprise IT infrastructure services, and project management services for the U.S. Department of Defense and Intelligence Community. Pyxis is headquartered in Eldersburg, Maryland.

Applied Signal has agreed to acquire Pyxis Engineering for $16,250,000 in cash, funded from current investments, with a stock-based earn-out potential of $3,750,000. For the fiscal year ended December 31, 2008, Pyxis recognized revenues of approximately $11.7 million. For the period January 1, 2009 through May 31, 2009, Pyxis recognized revenues of approximately $6.3 million. The unaudited trailing twelve months revenues ended July 31, 2009 are estimated at approximately $14 million. The acquisition is anticipated to be accretive in its first twelve months of operation.

The Pyxis acquisition complements and reinforces AST’s existing software and network services business, its deep understanding of the global telecommunications network, and its exceptional customer relationships in the defense and intelligence communities. The acquisition allows AST to quickly expand its software and network services business and create an effective, new integrated delivery structure in the Company’s new Network Intelligence business.

Importantly, this acquisition creates a combined workforce of approximately 800 employees and gives AST an immediate and significant presence in the fast-growing cyber intelligence market. Pyxis offers an array of specialized engineering solutions that address this value-added niche. Their core cyber competencies include analytic modernization, human language technology applications, complex event processing, and enterprise high-volume middleware support.

William B. Van Vleet, Chief Executive Officer of AST commented, “We are very pleased to welcome Pyxis Engineering to the Applied Signal Technology family. Since their inception in 2006, they have quickly developed an excellent reputation and a sizable business. Pyxis’ deep understanding of the DoD and Intelligence services markets, software engineering domain expertise, analytical tools, and talented employees add significant momentum to our current initiatives in the cyber intelligence market. We believe that both the short-term and long-term opportunities in this space are excellent. This transaction complements our existing signals intelligence capabilities and is consistent with our goal of investing in businesses that demonstrate the potential for strong and sustained growth.”

Eric Bennett, Founder and Chief Executive Officer of Pyxis said, “We are extremely pleased to join Applied Signal Technology. Our collective capabilities will allow us to provide the full spectrum of engineering solutions to our customers and gives us the increased scale needed to obtain a greater share of the expanding cyber market.”

About Pyxis Engineering LLC

Pyxis Engineering provides specialized software engineering, application architecture, systems engineering, advanced data operations, enterprise IT infrastructure services, and project management services for the U.S. Department of Defense and Intelligence Community. For further information about Pyxis, visit our website at www.pyxisengineering.com.

About Applied Signal Technology, Inc.

Applied Signal Technology, Inc. is a leading provider of advanced intelligence, surveillance and reconnaissance (ISR) products, systems, and services that enhance global security. For further information about Applied Signal Technology, visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the accretive nature of the acquisition, the future expansion of the Company’s software and network services business, future opportunities in the fast growing cyber intelligence market, the excellent short and long-term opportunities in the cyber intelligence market and the ability to obtain a greater share in the expanding cyber market, as well as the ability of Pyxis to demonstrate strong and sustained growth, are all forward-looking statements. The risks and uncertainties associated with these statements include our ability to capture organic growth opportunities, our ability to execute the acquisition of Pyxis and realize the expected benefits of the acquisition, our ability to obtain future orders from procurers, including the U.S. Government and the timing of any such orders placed by procurers; our ability to perform orders well and profitably; and our ability to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest form 10-K filed for the fiscal year ended October 31, 2008. The Company assumes no obligation to update the information provided in this news release.

Contact:

James Doyle
Chief Financial Officer
(408) 749-1888

Or

James Palczynski
ICR
Investor Relations
(203) 682-8229